UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Builders FirstSource, Inc.
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Notice of Annual Meeting

of Stockholders and

2023 Proxy Statement

The Annual Meeting of Stockholders

of Builders FirstSource, Inc. will be held:

Wednesday, June 14, 2023 at 9:00 a.m. local time

6031 Connection Drive

Irving, Texas 75039

A MESSAGE TO OUR STOCKHOLDERS

To Our Fellow Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at 6031 Connection Drive, Irving, Texas 75039, on Wednesday, June 14, 2023, at 9:00 a.m. local time. Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Stockholders, Proxy Statement, Notice Regarding the Availability of Proxy Materials, and form of proxy.

In 2022, we built on momentum from the prior year and generated record results by delivering productivity-based solutions to our customers, managing supply chain and inflationary pressures, and strengthening our competitive position. Our industry-leading distribution footprint, end market diversity, and investments in value-added capacity supported our organic growth. Our innovation is a key competitive advantage that creates value for our customers and drives retention, and meeting our customers’ needs is at the core of that innovation. As a leader in offsite manufacturing, we continue to push the envelope to deliver faster cycle times to our customers.

In the second half of the year, we saw significant volatility in our industry as housing starts progressively decelerated throughout the year. Our 1-TEAM operating system and successful activation of various cost containment levers sustained strong margin performance and demonstrated our underlying earnings power. We delivered $123 million in productivity savings in 2022 and continue to drive operational improvements across the business.

As we continue to play a critical pioneering role in the digital transformation of the homebuilding industry, we saw growth in our digital offerings in 2022 with significant expansion in the pipeline in 2023. We are executing our digital development plan and integrating it with our BFS operations through our sales teams. We firmly believe our long-term commitment to investing in digital innovations and technologies will deliver greater efficiency across homebuilding and enhance our product and service offerings. Our digital strategy remains on schedule, and we are on track to gain an incremental $1 billion in sales by 2026.

In May 2022, we released our inaugural Corporate Social Responsibility (CSR) report, and we expect to release our 2023 CSR report in May 2023. We continue to demonstrate our high-performing culture through improved safety, reducing our recordable incident rate by approximately 22% year-over-year and marking our second consecutive year of improvement. We also continue to invest in our people by training nearly 100% of our team members on Diversity, Equity, and Inclusion initiatives and improving employee benefits to better attract and retain high-performing talent.

Delivering long-term value to our stockholders remains a top priority for our Board of Directors and our management team. We will continue to allocate capital prudently and evaluate each priority carefully. Our disciplined capital allocation strategy supported inorganic growth during the year, further diversifying our portfolio and broadening our exposure to multi-family. In 2022, we completed six bolt-on acquisitions with aggregate 2021 sales of approximately $650 million, all well-aligned with our established strategic, financial, and cultural M&A criteria, expanding our value-added product offerings and bolstering our footprint in key housing markets. Since the BMC merger in 2021, we have completed over $2 billion in acquisitions. We are also returning capital to shareholders through share buybacks. We have repurchased almost 40% of our outstanding shares over the last 18 months.

Builders FirstSource is the leader in a highly fragmented industry and is situated in high-growth geographies with an expanding portfolio of value-added solutions and demonstrated discipline in allocating capital toward both organic and inorganic growth. We place an emphasis on returns and operational excellence. We want to thank our approximately 29,000 loyal team members for an incredible year, and we are extremely proud of the outstanding results driven by their tireless effort. We also want to recognize Dave Flitman’s service with Builders FirstSource and highlight our excitement in having Dave Rush as our new President and CEO. Dave Rush’s experience and industry knowledge provide a strong basis to build on our success of creating long-term value for shareholders.

We also note that our company headquarters is moving to 6031 Connection Drive, Suite 400, Irving, Texas 75039 on May 8, 2023.

Your vote is important to us. Even if you intend to join us in person, we encourage you to vote in advance, so we will know we have a quorum of stockholders for the meeting. When you vote in advance, please also indicate your intention to personally attend the annual meeting. See the Question and Answer section on page three of the Proxy Statement for instructions should you plan to attend the meeting.

On behalf of the Board of Directors and the executive management team, we would like to express our appreciation for your continued interest in the affairs of Builders FirstSource.

Sincerely,	Sincerely,

Paul S. Levy Chairman of the Board	David E. Rush Chief Executive Officer and President

6031 Connection Drive, Irving, Suite 400, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The annual meeting of stockholders of Builders FirstSource, Inc. will take at 6031 Connection Drive, Irving, Texas 75039, on Wednesday, June 14, 2023, at 9:00 a.m. local time, for the purpose of considering and acting upon the following:

(1)	The election of directors;

(2)	An advisory vote on the compensation of the named executive officers;

(3)	An advisory vote on the frequency of advisory votes on the compensation of named executive officers;

(4)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2023;

(5)	To consider a stockholder proposal, if properly presented at the meeting, requesting that the Corporation adopt greenhouse gas emissions reduction targets; and

(6)	Any other business that may properly be brought before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 17, 2023 will be entitled to vote at the meeting.

Directions to be able to attend the meeting and vote in person may be obtained by contacting the Corporation’s legal department at (214) 880-3500.

By Order of the Board of Directors,

Timothy D. Johnson

Corporate Secretary

April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 14, 2023: The Proxy Statement and the 2022 Annual Report on Form 10-K are available at www.proxydocs.com/BLDR and at www.bldr.com.

IMPORTANT:

Please see the Question and Answer section on page 3 of this Proxy Statement for instructions on what you need to do to attend the annual meeting in person. Please note that the doors to the annual meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or, if you elect to receive your proxy materials by mail, by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, will save us the expense and extra work of additional proxy solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on the Notice Regarding the Availability of Proxy Materials, proxy card, or voting instructions forwarded by your bank, broker, or other stockholder of record, as applicable.

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6031 Connection Drive, Suite 400, Irving, Texas 75039

PROXY STATEMENT

Annual Meeting of Stockholders

June 14, 2023

This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation,” the “Company,” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on June 14, 2023 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or, for stockholders who elect to receive their proxy materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided. Check the Notice Regarding the Availability of Proxy Materials, your proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, to determine which voting options are available to you. The internet voting and telephone voting facilities for stockholders of record will be available until 8:00 a.m. Central Time on June 14, 2023. The Notice Regarding the Availability of Proxy Materials will first be mailed on or about May 5, 2023.

SOLICITATION AND RATIFICATION OF PROXIES

If a proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1, “FOR” Proposals 2 and 4, “EVERY YEAR” on Proposal 3 and “AGAINST” Proposal 5. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including by internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, and your shares are registered in the name of a bank, broker, or other stockholder of record, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a legal proxy and submit it together with your ballot at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “beneficial owner.”

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation and delivery of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail and the internet, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares.

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General Information about Proxies and Voting

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Outstanding Stock

The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on April 17, 2023 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 129,457,263 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote thereat. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Internet Availability of Proxy Materials

As permitted by federal securities laws, Builders FirstSource is making this Proxy Statement and 2022 Annual Report on Form 10-K (the “2022 Annual Report”) available to its stockholders primarily via the internet instead of mailing printed copies of these materials to each stockholder. On or about May 5, 2023, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and accompanying 2022 Annual Report. These proxy materials will be made available to our stockholders on or about May 5, 2023. The Notice provides instructions regarding how to vote through the internet. The Proxy Statement and 2022 Annual Report are also available on our website at www.bldr.com.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means your shares are registered differently and are held in more than one account. To ensure all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

Voting Matters and Board Recommendations

At this year’s annual meeting, we are asking our stockholders to vote on the following matters:

	Proposal	Board Recommendation	Page Number
1.	Election of Directors	FOR each nominee	7
2.	Advisory vote on the compensation of the named executive officers	FOR	55
3.	Advisory vote on the frequency of advisory votes on the compensation of named executive officers	EVERY YEAR	56
4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	FOR	62
5.	Stockholder proposal, if properly presented at the meeting, requesting that the Corporation adopt greenhouse gas emissions reduction targets	AGAINST	66

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

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Questions and Answers about the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We designated Timothy D. Johnson, our Executive Vice President, General Counsel and Corporate Secretary, and Peter M. Jackson, our Executive Vice President and Chief Financial Officer, to act as proxy holders at the annual meeting as to all shares for which proxy cards are returned or voting instructions are provided by internet or telephone.

What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to provide a proxy (by voting by phone or internet or, if applicable, by returning a proxy card by mail) designating the proxy holders described above to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

If your shares are registered in your name at our transfer agent, Computershare Investor Services, you are a stockholder of record.

If your shares are held through a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.

How do you obtain admission to the annual meeting?

Stockholders of Record. Stockholders of record must bring a current government-issued photo identification card to gain admission to the annual meeting.

Street Name Holders. To obtain admission to the annual meeting, a street name holder must (i) bring a current government-issued photo identification card and (ii) ask his or her broker or bank for a legal proxy and must bring that legal proxy with him or her to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

What different methods can you use to vote?

By Written Proxy. Stockholders who elect to receive their proxy materials by mail may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number provided on the proxy card or on the website listed on the Notice, or by the internet, using the procedures and instructions described in the Notice or proxy card. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement or other notice of the meeting. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.

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Questions and Answers about the Meeting and Voting

In Person. All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in the foregoing question).

What is the record date and what does it mean?

The record date for the annual meeting is April 17, 2023. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

What are your voting choices for director nominees, and what vote is needed to elect directors?

For the vote on the election of the Class III director nominees to serve until the 2026 annual meeting, stockholders may:

•	vote in favor of all nominees,
•	vote against all nominees, or
•	vote in favor of specified nominees and against other specified nominees, or abstain from voting on all or certain specified nominees.

At the annual meeting in 2023, directors will be elected by a majority of the votes cast in person or by proxy at the annual meeting. Each director nominee in 2023 has submitted an irrevocable resignation that will be effective upon the occurrence of (i) the failure of such director nominee to receive a majority of the votes cast and (ii) the acceptance of that resignation by the Board. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

What are your voting choices on the advisory vote to approve the 2022 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation?

In the non-binding vote to approve the 2022 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as discussed and disclosed in this Proxy Statement, stockholders may:

•	vote in favor of the proposal,
•	vote against the proposal, or
•	abstain from voting on the proposal.

This proposal requires the affirmative vote of a majority of the votes represented and entitled to vote at the annual meeting. Accordingly, abstentions have the effect of a vote “against” Proposal 2. This is an advisory vote, and, as such, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the results of the vote when setting the compensation of the Corporation’s executive officers in the future.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

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Questions and Answers about the Meeting and Voting

What are your voting choices on the non-binding vote regarding how frequently future advisory votes on executive compensation, such as Proposal 2, will occur?

Stockholders are invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, will occur. Stockholders may advise the Board and the Compensation Committee on whether such votes should occur:

•	every year,
•	every two years,
•	every three years, or
•	abstain from voting.

The frequency deemed selected will be the option that receives the most affirmative votes of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions have no effect on Proposal 3. This vote is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the results of the vote when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years.

THE BOARD RECOMMENDS A VOTE FOR “EVERY YEAR” ON PROPOSAL 3.

What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?

On the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2023, stockholders may:

•	vote in favor of the ratification,
•	vote against the ratification, or
•	abstain from voting on the ratification.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 4. This vote is not binding on the Board or the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4.

What are your voting choices on the stockholder proposal, if properly presented at the meeting, requesting that the Corporation adopt greenhouse gas emissions reduction targets?

On the vote on the stockholder proposal, if properly presented at the meeting, requesting that the Corporation adopt greenhouse gas emissions reduction targets, stockholders may:

•	vote in favor of the stockholder proposal,
•	vote against the stockholder proposal, or
•	abstain from voting on the stockholder proposal.

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Questions and Answers about the Meeting and Voting

The proposal to consider a stockholder proposal, if properly presented at the meeting, requesting that the Corporation adopt greenhouse gas emissions reduction targets, will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 5.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

What if a stockholder does not specify a choice for a matter when returning a proxy card?

Stockholders should specify their choice for each proposal described on the proxy card, if they receive one. However, proxy cards that are signed and returned, but for which no specific instruction is given, will be voted “FOR” all the director candidates listed in Proposal 1, “FOR” Proposals 2 and 4, “EVERY YEAR” on Proposal 3 and “AGAINST” Proposal 5.

If any matters not specifically set forth in this Proxy Statement properly come to a vote at the meeting, either of the members of the Proxy Committee, comprised of Timothy D. Johnson and Peter M. Jackson, will vote regarding those matters in accordance with their best judgments.

What are broker non-votes and how are they counted?

Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for “routine” items but not for “non-routine” items. All matters described in this Proxy Statement, except for the ratification of the appointment of our independent auditor, are considered to be non-routine matters. “Broker non-votes” occur with respect to a non-routine matter when shares held of record by a broker are not voted on such matter because the beneficial owner has not provided voting instructions and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Broker non-votes will be counted as present for purposes of establishing a quorum. Broker non-votes will not have any effect on Proposal 1, since broker non-votes are not votes cast. Broker non-votes will have the effect of a vote “AGAINST” Proposals 2 and 5, since broker non-votes are entitled to vote at the annual meeting but are not entitled to vote on “non-routine” items. Broker non-votes will have no effect on Proposal 3. Brokers have discretionary authority to vote on Proposal 4.

Can I change my mind and revoke or change my proxy?

Yes. A stockholder of record may revoke a proxy or change its vote prior to its exercise at the annual meeting by:

•	submitting a later-dated vote by telephone or Internet no later than 8:00 a.m. Central Time on June 14, 2023;
•	signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;
•

before the annual meeting, signing a written notice of revocation dated later than the date of the proxy and submitting it to our Corporate Secretary so that it is received before the annual meeting; or

•	attending the annual meeting and voting in person.

Note that attendance at the annual meeting, by itself, will not revoke your proxy.

A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee, or other nominee who holds his or her shares.

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Proposal 1 — Election of Directors

PROPOSAL 1 — ELECTION OF DIRECTORS

Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year.

The terms of four Class III directors, Paul S. Levy, Cory J. Boydston, James O’Leary, and Craig A. Steinke, will expire at the annual meeting in 2023. Accordingly, Proposal 1 seeks the election of four directors to fill the continuing directorships whose terms expire in 2023.

The Board of Directors has nominated Ms. Boydston and Messrs. Levy, O’Leary, and Steinke, for election to a term that will expire at the annual meeting in 2026.

Nominee	Age	Position Held	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Paul S. Levy	75	Chair and Director	X

Cory J. Boydston	64	Director	X			X

James O’Leary	60	Director	X		X

Craig A. Steinke	66	Director	X	X		Chair

Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

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Proposal 1 — Election of Directors

The background and business affiliations of the director nominees, as well as the qualifications that led the Board to conclude that each nominee should serve as a director of the Corporation, are set forth below:

Class III — Directors with Terms Expiring in 2023

Paul S. Levy
Director since 1998 Independent 75 years old Chairman of the Board

Mr. Levy is the Chairman of the Board. He is a Managing Director of JLL Partners, Inc., which he founded in 1988, and a member of the board of Loar Group, Inc., a business specializing in the design and manufacture of aerospace components. Mr. Levy has also previously served on the boards of numerous private companies, including C.H.I. Overhead Doors, Inc., a garage door manufacturer. In the last five years, Mr. Levy served on the boards of the following public companies: Patheon, Inc. (previous) and PGT Innovations, Inc. (previous).

Qualifications: Mr. Levy has vast experience investing in and managing a wide variety of businesses, including other building products companies. He has served on the boards of directors of several public companies. Mr. Levy has also been the CEO of a large company, general counsel of another company, and a practicing lawyer, bringing further breadth to his contributions to the Board.

Cory J. Boydston
Director since 2021 Independent 64 years old Nominating and Corporate Governance Committee (Member)

Ms. Boydston is a member of the Nominating and Corporate Governance Committee. Ms. Boydston served as a director of BMC from 2018 through its merger with the Corporation. She served as the Chief Financial Officer of Ashton Woods USA L.L.C, the largest private homebuilder in the U.S., from 2009 to 2022. Prior to Ashton Woods, Ms. Boydston served as Senior Vice President, Chief Financial Officer, and Partner at Starwood Land Ventures, LLC, a real estate investment firm that engages in residential land acquisition, development, and financing, from 2008 to 2009. She also served in senior leadership roles at two publicly-traded homebuilding companies, including as Senior Vice President – Finance and Treasury at Beazer Homes USA, Inc. from 1998 to 2008, and as Chief Financial Officer, Corporate Controller, and in other leadership roles at Lennar Corporation from 1987 to 1997. Ms. Boydston currently serves on the Board of Directors, Audit Committee and ESG Committee of The New Home Company, a privately held homebuilding company, and serves on the Board of Directors and Compensation Committee of Roseburg Forest Products, a privately held provider of wood products and owner of timberlands. Ms. Boydston is also the co-founder of Women’s Housing Leadership Group and serves on the Georgia Advisory Board of the Trust for Public Land. She holds a Bachelor of Science from Florida State University and is a Certified Public Accountant in the State of Georgia.

Qualifications: Ms. Boydston possesses substantial public company accounting and finance experience through her more than 30 years of service in senior and executive management and as a C.P.A. Most of her experience is in the homebuilding industry, our primary end-market, which qualifies Ms. Boydston to make critical contributions to the Corporation and our Board.

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Proposal 1 — Election of Directors

James O’Leary
Director since 2021 Independent 60 years old Compensation Committee (Member)

Mr. O’Leary is a member of the Compensation Committee. Mr. O’Leary served as a director of BMC from 2015 through its merger with the Corporation, including as the Chairman of BMC immediately prior to its merger with the Corporation. He has served as the Chairman of Kinematics Manufacturing Company since 2015. He also serves on the boards of Sentient Science and ProSource Plumbing Supply. Since March 2014, Mr. O’Leary has served as a Senior Advisor and member of the Basic Industries Advisory Group of Madison Dearborn Partners. He also served as Chairman and Chief Executive Officer of WireCo Worldgroup, Inc., a leading global manufacturer of engineered wire, steel rope, and synthetic rope, from January 2017 until July 2019. Prior to this, Mr. O’Leary served as Chairman of the Board and Chief Executive Officer of Kaydon Corporation, Inc., a diversified global manufacturer of precision industrial goods, from March 2007 until its sale in October 2013. From October 2013 to March 2014, Mr. O’Leary served as a Senior Advisor to the SKF Group, the acquiror of Kaydon Corporation, Inc. From 2005 to March 2007, he served as an independent director of Kaydon Corporation, Inc.

Qualifications: Mr. O’Leary has a depth of business, operations, and financial experience gained from serving as a chief executive officer for multiple manufacturing companies, including a publicly-traded company. He also brings valuable accounting experience to our Board as a licensed C.P.A. (currently inactive in New York).

Craig A. Steinke
Director since 2006 Independent 66 years old Audit Committee (Member) Nominating and Corporate Governance Committee (Chair)

Mr. Steinke is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Since June 2013, Mr. Steinke has been the Chief Executive Officer and a director of Service Logic LLC, a private equity owned company that specializes in energy management and HVAC services for office buildings, hospitals, data centers, and other commercial buildings on a national scale. From 2008 to July 2017, he was an operating partner at Sterling Investment Partners (“Sterling”), working with management teams of select portfolio companies. From September 2010 until January 2015, Mr. Steinke served as a director and operating adviser for Lazer Spot Inc. (Sterling investment), which specializes in providing logistics support to Fortune 500 companies. Prior to that, he was President and Chief Executive Officer of GPX International Tire Corporation (Sterling investment), an international manufacturer and distributor of branded industrial and off road equipment tires. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a private equity owned consumer products company in the food industry. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke is a C.P.A. and was employed by Arthur Andersen & Co. He currently serves on the boards for a number of private companies.

Qualifications: Mr. Steinke’s extensive experience at the senior executive management level, including as a chief executive officer, allows him to make significant contributions to the development of the Corporation’s business strategy. He also brings a broad knowledge of accounting and experience as a C.P.A. to the Board’s discussions. Mr. Steinke has also served on numerous boards of directors.

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Continuing Directors

CONTINUING DIRECTORS

The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2023, as well as the qualifications that led the Board to conclude that such directors should serve as a director of the Corporation, are set forth below:

Class I — Directors with Terms Expiring in 2024

Cleveland A. Christophe
Director since 2005 Independent 77 years old Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member)

Mr. Christophe is the Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. In January 2013, Mr. Christophe retired from US&S, Inc., a supplier of services and materials primarily to various agencies of the U.S. Government. He had been President of US&S, Inc. since 2009. Mr. Christophe was the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has been a Chartered Financial Analyst since 1975.

Qualifications: Mr. Christophe has substantial financial and management expertise from his long tenure in the investment and banking industries. He also has significant senior management experience in the commercial and industrial service industry. Additionally, Mr. Christophe’s prior service on other public company boards and audit committees positions him to make valuable contributions to the governance and operation of the Board and its committees.

W. Bradley Hayes
Director since 2019 Independent 57 years old Audit Committee (Chair)

Mr. Hayes is the Chair of the Audit Committee. He served as Executive Vice President, Chief Financial Officer, and Treasurer of Laboratory Corporation of America Holdings (“LabCorp”), a NYSE listed life sciences company, from June 2005 until his retirement in June 2014. He was Senior Vice President, Investor Relations for LabCorp from June 2004 to June 2005. Mr. Hayes joined LabCorp in September 1996 and was responsible for the day-to-day operations of the revenue cycle function. Prior to joining LabCorp, Mr. Hayes was in the audit department at KPMG for nine years. Mr. Hayes holds a Bachelor of Science in Accounting from the University of North Carolina at Greensboro. In the last five years, he served on the boards of the following public companies: Indaptus Therapeutics, Inc. (current) and Patheon, N.V. (previous).

Qualifications: Mr. Hayes has significant public company financial experience. He has over 15 years of experience in senior and executive management and practiced as a C.P.A. for three decades. Through his previous experience as chief financial officer and chairman of the audit committee of publicly-traded companies, Mr. Hayes brings valuable knowledge to the Board and the Audit Committee of the Corporation.

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Continuing Directors

Brett N. Milgrim
Director since 1999 Independent 54 years old Compensation Committee (Member)

Mr. Milgrim is a member of the Compensation Committee. Mr. Milgrim is Co-Chairman of the Board of Loar Group, Inc., a business specializing in the design and manufacture of aerospace components. From 1997 until early 2011, he was a Managing Director of JLL Partners, Inc., a leading private equity firm. In the last five years, he served on the boards of the following public companies: Horizon Global Corp. (previous) and PGT Innovations, Inc. (current).

Qualifications: Mr. Milgrim is very knowledgeable regarding all aspects of corporate finance and capital markets. His long tenure on the board of directors of the Corporation, as well as his service on the boards of two other building products companies, gives him in-depth knowledge of the building products industry and the issues faced by the Corporation.

David E. Rush
Director since 2022 60 years old

Mr. Rush was elected interim Chief Executive Officer of Builders FirstSource in November, 2023, and permanent Chief Executive Officer in January 2023. Prior to his appointment, Mr. Rush served as Executive Vice President of the Strategic Management Office (SMO). In this role, he was responsible for developing processes to prioritize, coordinate and manage corporate and field initiatives to help deliver the company’s long-term strategy and provide better value to our team members and other stakeholders. Mr. Rush also previously held the title of Executive Vice President of the Corporation’s Integration Management Office (IMO), where he partnered with the executive leadership team, senior management and field leaders to build key processes to efficiently integrate BMC and Builders FirstSource and captured value opportunities related to the merger. Mr. Rush started his career in 1999 with the acquisition of Pelican Companies, where he was vice president of finance. In 2003, he moved into operations as area vice president for South Carolina, North Carolina and Tennessee until 2015. Mr. Rush was instrumental in the acquisition of ProBuild as the legacy Builders FirstSource Senior Integration Leader through 2017. He also served as SVP of strategy and business development, overseeing merger and acquisition work, business line reviews and other special projects, and as COO of the Corporation’s eastern division. Mr. Rush earned his bachelor’s in accounting from the University of North Carolina at Chapel Hill.

Qualifications: Mr. Rush is the Corporation’s Chief Executive Officer. That role, along with his extensive knowledge of the Corporation and its operations and finances from his over twenty years with the Corporation, make him an essential Board member.

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Continuing Directors

Class II — Directors with Terms Expiring in 2025

Mark A. Alexander
Director since 2021 Independent 64 years old Audit Committee (Member)

Mr. Alexander is a member of the Audit Committee. Mr. Alexander served as a director of BMC from 2017 through its merger with the Corporation, including as the Chair of BMC’s Audit Committee prior to its merger with the Corporation. He currently serves as Founder, Chairman and Chief Executive Officer of Landmark Property Group, a property management and real estate redevelopment company, since its founding in 2009. Mr. Alexander previously served as Chief Executive Officer, President, and a director of Suburban Propane Partners, a multibillion-dollar publicly-traded energy services company, from March 1996 to September 2009. Prior to Suburban Propane Partners, he was Senior Vice President, Business Development of Hanson Industries, the U.S. arm of Hanson plc, from 1984 to 1996. He holds a Bachelor of Business Administration from the University of Notre Dame, and is a Certified Public Accountant (currently inactive) in the State of New Jersey. In the last five years, he served on the board of the following public company: W.P. Carey Inc. (current).

Qualifications: Mr. Alexander possesses significant executive and financial expertise and experience gained from previous management positions. Additionally, his current service on another public company board and its audit committee enables him to provide invaluable guidance and knowledge to our Board and its committees.

Dirkson R. Charles
Director since 2022 Independent 59 years old Audit Committee (Member)

Mr. Charles is a member of the Audit Committee. Mr. Charles currently serves as Founder and Chief Executive Officer of Loar Group, Inc., a business specializing in the design and manufacture of aerospace components. He has served in such role since Loar Group’s inception in January 2012. Prior to his founding of Loar Group, Mr. Charles served as executive vice president of McKechnie Aerospace since the fall of 2007. Before joining McKechnie Aerospace, Mr. Charles held a similar position as executive vice president and chief financial officer with K&F Industries, a leading manufacturer of aviation wheels, brakes, fuel tanks and brake control systems that was acquired by Meggitt-USA in May 2007. In addition, Mr. Charles was with Arthur Andersen and Company during the mid-1980s for five years. Mr. Charles holds an undergraduate degree in public accounting and a M.B.A. in finance from Pace University and is a certified public accountant in the State of New York. Since March 2020, Mr. Charles has served as the Chairman of Doncasters Group Limited, a privately-held leading international manufacturer of high-precision alloy components.

Qualifications: Mr. Charles has significant corporate executive experience through his current roles as a CEO and chairman and in prior high-level leadership positions. Additionally, he possesses critical accounting skills as a licensed C.P.A. and from his prior experience in public accounting. Mr. Charles’s qualifications and accomplishments will provide a crucial perspective for the Board.

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Director Compensation

DIRECTOR COMPENSATION

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Daniel Agroskin(4)	30,181(2)	—	30,181
Mark A. Alexander	104,851(2)	149,982	245,833
Cory J. Boydston	104,851(2)	149,982	245,833
David W. Bullock(4)	30,245	—	30,245
Dirkson R. Charles(5)	74,846(2)	149,982	224,828
Cleveland A. Christophe	125,000	149,982	274,982
David E. Flitman(3)	—	—	—
W. Bradley Hayes	129,846(2)	149,982	279,828
Paul S. Levy	199,840(2)	149,982	349,822
Brett N. Milgrim	104,851(2)	149,982	245,833
James O’ Leary	104,851(2)	149,982	245,833
David R. Rush(3)	—	—	—
Floyd F. Sherman(4)	28,804	—	28,804
Craig A. Steinke	114,899(2)	149,982	264,881

1.

Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2022. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.

2.

As described below under “Director Compensation Program,” Messrs. Agroskin, Alexander, Charles, Hayes, Levy, Milgrim, O’Leary, and Steinke and Ms. Boydston each took their annual cash retainers and any fees for serving on committees in Common Stock for the full year in 2022. Amounts include the grant date fair value of these stock awards.

3.

As employees of the Corporation, Messrs. Rush and Flitman did not receive any compensation for their service as directors in 2022. As named executive officers, the compensation Messrs. Rush and Flitman received as employees during 2022 is set forth in “Executive Compensation and Other Information” below.

4.	Messrs. Agroskin, Bullock and Sherman retired from the Board and did not stand for re-election at the annual meeting in 2022 on June 14, 2022.
5.	Mr. Charles was first elected to the Board at the annual meeting in 2022 on June 14, 2022.

The following table shows the total number of shares of Common Stock underlying restricted stock units held by the members of the Board of Directors of the Corporation (excluding executive officers) as of December 31, 2022:

Name	Number of Shares Underlying Restricted Stock Units
Mark A. Alexander	2,722
Cory J. Boydston	2,722
Dirkson R. Charles	2,722
Cleveland A. Christophe	2,722
W. Bradley Hayes	2,722
Paul S. Levy	2,722
Brett N. Milgrim	2,722
James O’Leary	2,722
Craig A. Steinke	2,722

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Director Compensation

Director Compensation Program

Under the Amended and Restated Director Compensation Policy, directors are entitled to compensation for their service on the Board if they are not concurrently employed in any capacity by the Corporation or any of its subsidiaries. Under the Amended and Restated Director Compensation Policy in effect during 2022, Directors who met these standards (“Eligible Directors”) received an annual cash retainer of $100,000. In addition, the Chairman of the Board receives an annual cash retainer of $100,000 for service in such role, which is also payable quarterly.

Directors receive annual fees for serving on the Board’s committees, but do not receive separate per meeting fees for attending Board or committee meetings. The annual fees for serving on the Board’s committees are as follows:

Committee	Chair Fee	Member Fee (non-Chair)
Audit Committee	$30,000	$5,000
Compensation Committee	$20,000	$5,000
Nominating and Corporate Governance Committee	$10,000	$5,000

Eligible Directors also receive annual grants of restricted stock units. In 2022, the number of shares underlying these awards is determined by dividing a dollar value ($150,000 per year) by the fair market value of our Common Stock on the date of grant. These awards vest in full on the earlier of the first anniversary of the grant date or upon such director’s cessation of service due to death, disability, or retirement. If a new Eligible Director joins the Board, or if an existing director’s status changes to allow him or her to qualify as an Eligible Director, that director will receive a grant of restricted stock units on a pro-rated basis for the remainder of the current director compensation year, which is the year from the date of the prior annual meeting of stockholders to the date of the next annual meeting of stockholders.

In lieu of receiving cash retainers, an Eligible Director may elect to receive fully vested shares of Common Stock having a value on the first day of the service quarter for which they are issued approximately equal to the amount of the cash retainer payment he or she would otherwise receive. Such stock grants in lieu of cash retainer payments will be awarded on a quarterly basis at the same time cash retainer payments would be made. Eligible Directors may only elect to receive fully vested shares of Common Stock in lieu of cash retainers during an open trading window and such election does not take effect until the following year.

We do not compensate directors for any period of service in which they are not Eligible Directors.

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Information Regarding the Board and its Committees

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Paul S. Levy	Chair
Mark A. Alexander	X	X
Cory J. Boydston	X			X
Dirkson R. Charles	X	X
Cleveland A. Christophe	X		Chair	X
W. Bradley Hayes	X	Chair
Brett N. Milgrim	X		X
James O’Leary	X		X
David E. Rush	X
Craig A. Steinke	X	X		Chair

Board Purpose and Structure

The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board currently consists of 10 directors.

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Information Regarding the Board and its Committees

Board Diversity and Skills Composition

The following chart below highlights the key competencies and the range of diversity characteristics of our directors:

Director Independence

The Board of Directors is comprised of one management director, Mr. Rush (who is the Corporation’s current President and CEO), and nine non-management directors. As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries or independent registered public accounting firm (the “auditors”). If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships, including under the relevant New York Stock Exchange Listing Standards (the “NYSE Standards”) and SEC standards, to determine whether those transactions or relationships would impair such director’s independence. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Levy, Alexander, Charles, Christophe, Hayes, Milgrim, O’Leary, and Steinke, and Ms. Boydston, is independent under those criteria.

In addition, our Board of Directors affirmatively determined that all the members of the Compensation Committee and all the members of the Audit Committee meet the additional independence requirements of the SEC and NYSE Standards to audit and compensation committee members. As a result, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are each comprised solely of independent directors.

Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or

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Information Regarding the Board and its Committees

the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

Board Meetings and Attendance

In 2022, our Board of Directors met 11 times, our Audit Committee met eight times, our Compensation Committee met three times, and our Nominating and Corporate Governance Committee met three times, including regularly scheduled and special meetings. During 2022, each of the Corporation’s incumbent directors attended at least 75% of the combined meetings of the Board and any committee on which such director served during his or her term as a director. Pursuant to the Builders FirstSource, Inc. Corporate Governance Guidelines (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2022, seven members of the Board were available at our annual meeting by conference call.

Board Leadership Structure and Role in Risk Oversight

The Board is led by the Chairman of the Board, Paul Levy. Dave Rush, the only employee director, has no formal leadership role with the Board. Mr. Levy takes a leading role in establishing the timing, agenda, and procedure of Board meetings. However, each of the directors actively participates in guiding the actions of the Board. The Board has determined that this leadership structure is appropriate and effective due to the Board’s size, the working relationship that has developed between the directors as a result of their length of service on the Board, and the significant experience that the members of the Board have as directors and members of senior management with other companies. The Board reviews and guides the Corporation in the following areas, among others:

Team Member Safety	Regulatory and legislative developments

Environmental, social and governance matters	Cybersecurity and data privacy

Business strategy and policy, including industry and economic developments	Human capital management and diversity and inclusion

Operations and system integrity	Annual budget, including capital investment plan

Litigation and other legal matters	Acquisitions and Integration

The Corporation’s Board of Directors recognizes that, although day-to-day risk management is primarily the responsibility of the Corporation’s management team, the Board plays a critical role in the oversight of risk management. In that light, the Board is active, as a whole and also at the committee level, in reviewing management’s assessment of the major risks facing the Corporation and management’s processes for monitoring and controlling these risks. The Board regularly receives information from senior management regarding the Corporation’s financial results, credit, liquidity, operations, and other matters, as well as reports from the Corporation’s Audit Committee and Compensation Committee. During its review of such information, the Board discusses and analyzes risks associated with each area, as well as risks associated with new business ventures and those relating to the Corporation’s executive compensation plans and arrangements. The Board assumes ultimate responsibility for ensuring that the Corporation’s management adequately assesses the risks facing the Corporation and appropriately manages those risks.

The Audit Committee is specifically responsible for overseeing and monitoring the quality and integrity of the Corporation’s financial reports and other financial information provided to its stockholders. This includes reviewing

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Information Regarding the Board and its Committees

the results of management’s risk assessment and compliance with management policies as they relate to financial reporting. The Audit Committee also monitors the Corporation’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, cybersecurity, disaster recovery planning, and issues arising from complaints to the Corporation’s hotline and other risk detection mechanisms.

The Board and the Audit Committee take an active role in reviewing the Corporation’s cybersecurity risk and actions to reduce or mitigate it. The Corporation’s Chief Information Security Officer (the “CISO”) and Chief Information Officer (the “CIO”), and the Chief Financial Officer, continuously monitor internal and external cybersecurity threats and review and revise the Corporation’s cybersecurity defenses on an ongoing basis. The CISO and CIO prepare reports on cybersecurity metrics for the Audit Committee on a regular basis. The Chief Financial Officer and CIO present those reports to the Audit Committee and address any questions and concerns raised by the Audit Committee. At least annually, the Audit Committee meets with the CIO and CISO in person to discuss cybersecurity in greater detail. The Audit Committee reports to the Board regarding cybersecurity matters, and the Board addresses cybersecurity issues either directly with management or through the Audit Committee.

The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. After conducting its evaluation, the Compensation Committee concluded that the Corporation’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.

Audit Committee

The Audit Committee is composed of four independent directors, Messrs. Hayes, Alexander, Charles and Steinke, all of whom are independent (as that term is defined by the NYSE Standards and SEC regulations). Mr. Hayes serves as the Chair of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate as defined by the NYSE Standards. All members of the Audit Committee were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that all members of the Audit Committee meet the independence standards of both the SEC regulations and the NYSE Standards for audit committee members. A copy of the Audit Committee charter is available on the Governance section of our website at www.bldr.com. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the auditors’ qualifications, independence, performance, and compensation, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement and the review of material related party transactions. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.

Compensation Committee

The Compensation Committee is composed of three independent directors, Messrs. Christophe, Milgrim and O’Leary. Mr. Christophe serves as the Chair of the Compensation Committee. A copy of the Compensation Committee charter is available on the Governance section of our website at www.bldr.com.

The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and

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Information Regarding the Board and its Committees

objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s incentive compensation plans and equity-based compensation plans, (vii) making regular reports to the Board concerning the activities of the Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, (ix) approving the implementation or revision of the Corporation’s clawback policy to recoup compensation paid to senior executive officers and other employees, (x) establishing and monitoring stock ownership guidelines for the executive officers and directors, (xi) reviewing and recommending to the Board management development and succession plans, (xii) assessing the results of the Corporation’s most recent advisory vote on executive compensation, (xiii) overseeing significant matters pertaining to the Corporation’s human capital management strategy, including DEI and recruitment, retention, and engagement of employees, and (xiv) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee may delegate authority to subcommittees when appropriate. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in the “Compensation Discussion and Analysis” section later in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of three independent directors, Messrs. Steinke and Christophe and Ms. Boydston. Mr. Steinke serves as the Chair of the Committee. A copy of the Nominating and Corporate Governance Committee charter is available on the Governance section of our website at www.bldr.com.

The purpose of the Nominating and Corporate Governance Committee is to (i) identify and evaluate individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, (iii) recommend to the Board the directors to be appointed to each committee of the Board, (iv) evaluate and make recommendations to the Board regarding (a) the eligibility criteria for receipt of compensation as a director and (b) the appropriate compensation to be paid to eligible members of the Board and to members of Board committees, (v) assist the Board with general corporate governance issues, (vi) assist the Board and its committees with their internal governance issues, and (vii) provide oversight of management’s efforts on issues related to corporate social responsibility and sustainability.

The Nominating and Corporate Governance Committee is charged with identifying potential nominees for director and considers a wide range of criteria, including skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, diversity of background and experience, including with respect to race, gender and ethnicity, conflicts of interest and commitments, and other qualities which the Nominating and Corporate Governance Committee believes enhances the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation. The Nominating and Corporate Governance Committee may, from time to time, engage firms that specialize in identifying director candidates. In addition, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

Stock Ownership Guidelines for Executives and Directors

Under the Corporation’s Stock Ownership Guidelines for Executives and Directors, each executive officer of the Corporation (who has not reached the normal retirement age of 67) and director of the Corporation is expected to acquire (within the later of five years after the adoption of the policy or appointment to office) and continue to hold shares of the Corporation’s Common Stock having an aggregate market value that equals or exceeds the

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Information Regarding the Board and its Committees

requirement set forth below. Unvested restricted stock units will count toward the ownership requirement. Until the required level is met, a director or executive officer is required to retain fifty percent of the net shares of common stock received from the Corporation as compensation. Once the requirements are met, future sales are only permitted to the extent that such director or executive officer shall continue to meet the requirements immediately following such sale. Once the target beneficial ownership level is achieved, that director or executive officer will not be required to acquire any additional shares if the stock price decreases, provided the underlying number of shares remain held by such director or executive officer.

Position	Holding Requirement
CEO	5 times annual base salary
Executive Officers	3 times annual base salary
Directors	5 times annual cash retainer*

* Excluding cash retainers for serving as the chairperson of the Board or any of its committees or for serving on any of the committees.

The Compensation Committee administers compliance with this policy and has the discretion to enforce these guidelines on a case-by-case basis. An annual evaluation will be performed on April 1 of each year. As of April 1, 2023, all directors and executive officers were either in compliance with the policy or subject to the grace period for reaching the required totals.

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Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to assist the Board of Directors of the Corporation (the “Board”) in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the financial reporting process, (ii) compliance with legal and regulatory requirements, (iii) the performance of the Corporation’s internal audit function, and (iv) the appointment of the independent registered public accounting firm. Management is responsible for the financial statements and the financial reporting process, including the implementation and maintenance of effective internal controls. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for expressing an opinion on the Corporation’s financial statements and its internal control over financial reporting. The Board has concluded that (i) each of the Audit Committee members satisfies the applicable independence requirements set forth in the NYSE’s rules, and (ii) each of the Audit Committee members satisfies the applicable independence requirements set forth under SEC Rule 10A-3, and meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has also designated the chair of the Audit Committee, W. Bradley Hayes, and committee members Mark A. Alexander, Dirkson R. Charles, and Craig A. Steinke as Audit Committee “financial experts” under the SEC’s guidelines. The Audit Committee has reviewed and discussed with management and PwC the Corporation’s audited financial statements as of and for the year ended December 31, 2022.

During 2022, the Audit Committee conducted eight meetings. The Audit Committee chair and other members of the Audit Committee reviewed and commented on the Corporation’s earnings news release and interim financial statements contained in the Corporation’s quarterly report on SEC Form 10-Q during each quarter, and met and discussed the Corporation’s draft Annual Report on SEC Form 10-K with the chief financial officer, general counsel, and PwC prior to the report’s filing and public release. The Audit Committee considers various relevant factors including qualifications, performance, and independence when appointing the audit firm and evaluating the audit firm annually. The Audit Committee is also involved in the selection process of the lead engagement partner when rotation is required after five years under the SEC’s audit partner rotation rules or for other reasons. Due to rotational requirements, a new lead engagement partner was selected effective for the 2022 fiscal year. In addition, the Audit Committee reviewed and ratified its Charter which is available within the Governance section of the Corporation’s website.

The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Both the vice president of internal audit and PwC have complete and direct access to the Audit Committee, and the Audit Committee has the same access to the vice president of internal audit and PwC. The Audit Committee met with the vice president of internal audit and PwC, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting process. The Audit Committee met separately with the Corporation’s chief financial officer and general counsel. The Audit Committee discussed with management the status of pending litigation, taxation, and other areas of oversight relating to financial reporting and audit processes as the Committee determined to be appropriate. The Audit Committee also reviewed the Company’s Enterprise Risk Management (ERM) program, including, among other topics, specific information security risks. The Audit Committee recommended that many of these topics be addressed in presentations to the Board. The Audit Committee has discussed the overall scope of the Corporation’s internal audits and approved the annual internal audit plan. The Audit Committee reports the results of these discussions to the Board on a quarterly basis.

The Audit Committee received and reviewed the written communications from PwC as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, and has discussed with PwC its independence. The Audit Committee has adopted procedures for pre-approving all audit, audit-related, and non-audit services provided by PwC, which included reviewing and approving estimated fees for audit, audit-related, and permitted non-audit services. The Audit Committee considers the compatibility of all services provided by PwC with its independence and has concluded the provision of the non-audit services is compatible with maintaining PwC’s independence. During the fiscal year ended December 31, 2022, PwC was employed principally to perform the annual audit and to render tax services. The Audit Committee reviewed the audit engagement letter and approved all fees paid to PwC for audit, audit-related, and non-audit services.

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Report of the Audit Committee

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2022, as filed with the SEC. The Audit Committee appointed PwC as the Corporation’s independent registered public accounting firm for fiscal 2023, subject to stockholder ratification.

Submitted by the Audit Committee:

W. Bradley Hayes (Chair)

Mark A. Alexander

Dirkson R. Charles

Craig A. Steinke

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Corporate Governance

CORPORATE GOVERNANCE

Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors has approved a comprehensive system of corporate governance documents and policies. These documents and policies are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving governing practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, principal accounting officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, or the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors also approved a Supplemental Code of Ethics for the Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023.

In addition, within four business days of:

•

any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or Controller, or

•	the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will promptly disclose any waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the NYSE Standards.

Additionally, the Corporation has adopted a Related Party Transaction Policy that works in conjunction with the Code of Business Conduct and Ethics and sets forth the process by which the Audit Committee will review certain related party transactions between the Corporation and its executive officers, directors, and greater than five percent beneficial owners, and their immediate family members, and the Corporation.

By-law Provisions on Stockholder Nominations of Director Candidates

Builders FirstSource’s By-laws provide that, other than pursuant to the Corporation’s proxy access provision (which is described below), no director candidate may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record (a) at the time such notice was delivered to the Corporate Secretary and (b) on the record date for the determination of stockholders entitled to notice and to vote at the meeting at which such director is standing for election. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be

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Corporate Governance

considered by the stockholders at the 2023 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after February 14, 2023, but no later than March 16, 2023. Only individuals nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023, or by e-mail at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”

Policy on Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee adopted a Policy on Stockholder Recommendations for Director Candidates to describe the process by which the Nominating and Corporate Governance Committee (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the information set forth in the Policy on Stockholder Recommendations for Director Candidates.

Proxy Access for Director Nominations

In addition to the above, Builders FirstSource’s By-laws also include a proxy access provision, which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Corporation’s outstanding Common Stock continuously for at least three years to nominate and include in the Corporation’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater); provided, however, that for so long as the Corporation has a classified Board of Directors, in no case shall the number of nominees appearing in the Corporation’s proxy materials exceed one-half of the number of directors to be elected at such annual meeting (rounded down to the nearest whole number).

Pursuant to the Corporation’s By-laws, to be timely for inclusion in the proxy materials for our 2023 annual meeting, a stockholder’s written notice to nominate a director using the Corporation’s proxy materials must be received by our Corporate Secretary on or after February 14, 2023, but no later than March 16, 2023. Such notice should be addressed to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023. The notice must contain the information required by our By-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our By-Laws relating to the inclusion of stockholder nominees in our proxy materials. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023, or by e-mail at inforequest@bldr.com.

Corporate Governance Guidelines

Builders FirstSource adopted its Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers and independent advisors, director compensation and the performance evaluation of the Board. A current copy of the Corporate Governance Guidelines is available on the Governance section of our website at www.bldr.com.

The Corporate Governance Guidelines limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to

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Corporate Governance

the oversight of the Corporation. Ordinarily, directors may not serve on the boards of more than four public companies, including our Board. Directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to our Board. No member of the Corporation’s Audit Committee may serve on more than three public company audit committees (including our Audit Committee). Service on the boards of subsidiary companies with no publicly traded stock (or that issue only debt), non-profit organizations and private companies is not included in these calculations. Any director seeking to join the board of directors of another company must first notify the Nominating and Corporate Governance Committee and obtain its approval to continue as a member of our Board.

A key responsibility of the Board is overseeing the identification and development of senior leadership. The Corporate Governance Guidelines outline a succession planning process that includes consideration of both ordinary course succession, in the event of planned promotions and retirements, and planning for situations where the Chief Executive Officer or another member of senior management unexpectedly becomes unable to perform the duties of his or her position. To assist the Board, the Compensation Committee reviews our succession plans, monitors development of qualified candidates for principal positions in the Corporation, and reviews succession planning and management development at least annually with the Board.

Each year, the Board, as required by the Corporation’s Corporate Governance Guidelines, conducts an evaluation of its performance and effectiveness. As set forth in its charter, the Nominating and Corporate Governance Committee oversees this process. The Board and each committee conduct self-evaluations generally at the first regularly scheduled meetings of the fiscal year. These self-evaluations solicit feedback on a range of issues, including Board and committee structure, culture and dynamics, meeting content, and interactions with management.

Communication with Directors

Stockholders and other interested parties may contact any member (or all members) of the Board (including the non-management or independent directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023. A current copy of the Policy on Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com.

All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee.

Auditor Services Pre-Approval Policy

Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.

Policy Regarding Hedging and Pledging

The Corporation’s Insider Trading Policy, which is applicable to all directors, executive officers, and other employees, provides that such persons may not trade in options, warrants, puts and calls, or similar instruments on Corporation securities, hold Corporation securities in margin accounts, or sell Corporation securities “short” without the prior written approval of the Corporation’s General Counsel. Such persons may not enter into any other hedging transaction involving Corporation securities or pledge Corporation securities as collateral for a loan or other obligation without the prior written approval of the Corporation’s General Counsel.

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Corporate Governance

2022 Sustainability Highlights

Our values are at the center of everything we do: Safety, People, Integrity, Customers and Excellence. From the boardroom to the jobsite, they define our culture and guide our priorities, decisions and actions.

Below are some highlights with respect to our sustainability efforts in 2022.

Publishing Our First Sustainability Report

We are proud to announce we published our inaugural Corporate Social Responsibility Report in May 2022, which included both the Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD) frameworks. It can be found at investors.bldr.com/ESG. We are expecting to publish our 2023 Corporate Responsibility Report in early May 2023.

Team Member Safety, Engagement and Diversity

We delivered a 22% reduction in recordable injuries across the Company last year, resulting in a recordable injury rate of 2.21 and exceeding our 10% reduction goal. We have set another 10% annual safety improvement target for 2023. We also made this target a component of our leadership compensation for 2023.

We provided an average of almost 33 hours of training per employee in 2022, including 1,406 hours of leadership training.

We launched We Build, a new women-focused employee resource group as part of our diversity, equity and inclusion strategy to highlight our commitment to increasing the number of women working in our industry and at Builders FirstSource. We also expanded our veteran hiring initiatives.

The following table sets forth the gender and ethnic diversity composition of our Team Members in 2022.

	All Team Members	Executives	Corporate	Field Ops	Field Management
Male	83%	83%	67%	84%	85%
Female	17%	17%	33%	16%	15%
Ethnically Diverse	51%	19%	31%	55%	30%

Enabling Greener, More Efficient Construction

Over 90% of the wood we sourced in 2022 was certified sustainable by SFI. In sourcing our materials, we are committed to partnering with those companies that share our values on environmental sustainability and responsibility towards our planet, which is why we source sustainable-certified wood, including from the Sustainable Forestry Initiative and Forest Stewardship Council lumber, and Energy Star® qualified windows and doors.

We introduced over 140 electric forklifts into our fleet and plan to expand the number of electric vehicles in the near term in our efforts to reduce greenhouse gas emissions.

Established Greenhouse Gas Emissions Baseline

We created Scope 1 and Scope 2 greenhouse gas emissions baselines across our facilities and fleet. We are committed to addressing the risks of climate change, including by taking actions to reduce our greenhouse gas emissions. In 2022 and early 2023 we undertook and completed an extensive project to harmonize energy use data collection across our different facilities. We are pleased to announce that we will be reporting the emissions data for the entire Company for the first time in our 2023 Corporate Social Responsibility Report.

We are currently utilizing our 2022 carbon emissions baseline to set appropriate emissions reduction goals by 2025.

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Corporate Governance

Looking Forward

We appointed a VP of ESG & Risk Management to coordinate and lead our ESG efforts across the Company.

We are committed to continuing our sustainability efforts, and communicating these efforts to shareholders, in the months and years ahead. We will continue to engage with our shareholders to solicit their perspectives on our sustainability efforts, and appropriately integrate the feedback provided by our shareholders as our policies, practices and disclosures evolve.

For more information on our sustainability programs and progress, please visit investors.bldr.com/ESG.

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Executive Officers of the Registrant

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Builders FirstSource and their ages (as of April 28, 2023) are as follows:

Name	Age	Position(s) Held
David E. Rush(1)	60	President, Chief Executive Officer, and Director
Peter M. Jackson	51	Executive Vice President and Chief Financial Officer
Timothy D. Johnson	48	Executive Vice President, General Counsel and Corporate Secretary
Stephen J. Herron	65	Chief Operating Officer
Amy B. Messersmith	49	Chief People Officer
Michael A. Farmer	46	President – Commercial Operations
Mike McCrobie	46	President – East Division
Michael Hiller	49	President – Central Division
Scott L. Robins	56	President – West Division

(1)	As Mr. Rush is also a director of the Corporation, Mr. Rush’s biography is set forth under “Proposal 1 – Election of Directors” beginning on page 7 of this Proxy Statement.

Peter M. Jackson was appointed as Executive Vice President and Chief Financial Officer in January 2021. He had been Senior Vice President and Chief Financial Officer of the Corporation since November 2016. Prior to joining the Corporation, Mr. Jackson was employed by Lennox International, Inc. (“Lennox”). Since July 2014, he had served as Vice President and CFO of Lennox’s Refrigeration Segment. His previous positions at Lennox also included Vice President, Finance – Financial Planning and Analysis and Mergers and Acquisitions as well as Vice President and Chief Financial Officer of Lennox’s Residential Heating and Cooling Segment. Before joining Lennox, Mr. Jackson served in multiple financial leadership positions at SPX Corporation, General Electric, and Gerber Scientific. He is a certified public accountant and a graduate of General Electric’s Experienced Financial Leadership program. He holds an M.B.A. degree from Rensselaer Polytechnic Institute and a B.S. from Bryant University.

Timothy D. Johnson joined the Corporation as Executive Vice President, General Counsel, and Corporate Secretary in January 2021. Previously, he served as Executive Vice President, General Counsel, and Corporate Secretary of BMC Stock Holdings, Inc. since January 2019. Prior to BMC, Mr. Johnson was Senior Vice President and General Counsel at Ply Gem Holdings, Inc. from June 2008 until January 2019 and Senior Vice President and Regional Counsel for Arysta LifeScience North America from March 2006 to June 2008. Mr. Johnson practiced law at the international law firms of Hunton Andrews Kurth (previously Hunton & Williams) and Wilson, Sonsini, Goodrich & Rosati. He holds a B.A. in Biology from Taylor University and a J.D. from Duke University School of Law.

Stephen J. Herron was appointed as Chief Operating Officer of the Corporation in March 2023. Mr. Herron previously served as President – Commercial Operations for the Corporation from January 2021 to February 2023, and Senior Vice President (Region 5) for the Corporation from August 2015 to December 2020. Before the Corporation’s acquisition of ProBuild Holdings LLC in 2015, he served as Senior Vice President of the Southeastern US Operations for ProBuild. Prior to that, Mr. Herron served as Senior Vice President for HD Supply Holdings and oversaw the lumber and building materials (LBM) division. He has over 39 years of experience in the building products industry and has held senior management roles at Home Depot, HD Supply Holdings, and Williams Brothers Lumber.

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Executive Officers of the Registrant

Amy B. Messersmith was appointed as Chief People Officer in March 2022. Prior to joining the Corporation, Ms. Messersmith served as Chief Human Resources Officer at U.S. Anesthesia Partners Inc. from September 2018 to March 2022. Prior to that, she served as the Chief People Officer at TDIndustries Inc. from June 2017 to September 2018 and the Chief People Officer for the Pizza Hut Division of YUM! Brands from January 2013 to June 2017. Ms. Messersmith began her human resources career in various roles at PepsiCo and Frito-Lay Inc. Ms. Messersmith holds a B.B.A. from Texas A&M University.

Michael A. Farmer was appointed as President – Commercial Operations in January 2021. Prior to joining the Corporation, Mr. Farmer served in various roles at BMC Stock Holdings, Inc., including Executive Vice President – Operational Excellence, People and Growth from February 2019 to December 2020 and as Senior Vice President of Human Resources from December 2015 to January 2019. Prior to that, he had been a member of the human resources department at Stock Building Supply since 2006. Mr. Farmer holds a bachelor’s degree from Hope College and a master’s degree from Michigan State University. Mr. Farmer has also completed executive development programs at the Wharton School of the University of Pennsylvania and Harvard University.

Mike McCrobie was appointed as President – East Division of the Corporation in April 2023. Mr. McCrobie previously served as Senior Vice President – Northeast Region for the Corporation from January 2021 to March 2023. Mr. McCrobie joined the Corporation in 2017 as Vice President of National Accounts – East Division, following two decades with 84 Lumber in a series of progressive leadership roles.

Michael Hiller was appointed as President – Central Division in January 2021. Prior to joining the Corporation, Mr. Hiller served in various roles at BMC Stock Holdings, Inc., including Division Vice President – Intermountain from January 2017 to December 2020, Area Manager – Colorado from January 2015 to December 2016, and Area Manager – Utah from October 2011 to December 2014. Mr. Hiller has over 20 years of experience in the building products industry. He holds a Master’s in Business Administration and graduate certificate in finance from Westminster College.

Scott L. Robins was appointed as President – West Division in January 2021. Mr. Robins had previously served as Senior Vice President and Chief Operating Officer – West of the Corporation since February 2018. He was a Senior Vice President – Operations of the Corporation since the acquisition of ProBuild Holdings LLC by the Corporation in 2015 and with ProBuild prior to that since 2007. At ProBuild, Mr. Robins had supervisory responsibility for 93 locations in eight states. Mr. Robins joined Hope Lumber Company in 2004 as a Vice President of Operations, overseeing numerous operations in a three-state area, and continued in that role when Hope was acquired by ProBuild Holdings LLC in 2007. Before then, he had worked in various operational, sales, and supply chain management positions with Anderson Lumber and Stock Building Supply since 1988. Mr. Robins has 30 plus years of experience in the building products business. He holds a B.A. in Finance from Weber State University.

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Executive Compensation and Other Information

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

The discussion that follows provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The executive officers of our Company during 2022 (whom we refer to herein as our “named executive officers,” or “NEOs”) were as follows:

Name	Title
David E. Rush	President and Chief Executive Officer
David E. Flitman	Former President and Chief Executive Officer
Peter M. Jackson	Executive Vice President and Chief Financial Officer
Scott L. Robins	President – West Division
Michael C. Hiller	President – Central Division
Timothy D. Johnson	Executive Vice President, General Counsel and Corporate Secretary

As previously announced, David E. Flitman resigned as President and CEO on November 18, 2022. David E. Rush was appointed Interim CEO of the Company on November 18, 2022, and became our CEO effective January 10, 2023.

Our operations are internally organized into three geographic operational divisions—West, Central, and East. In 2022, Scott L. Robins served as President of our West Division operations and Michael C. Hiller served as President of our Central Division operations, and certain elements of their compensation were aligned to reflect the performance of the respective division they oversee.

The remaining NEOs, David E. Rush, David E. Flitman, Peter M. Jackson, and Timothy D. Johnson, were corporate leaders in 2022. As such, their compensation was aligned to reflect overall company performance.

Executive Summary

In early 2022, our Board of Directors tasked our executive team with several priority objectives for the year. The Compensation Committee believes that the executive team substantially accomplished most of these financial objectives, which are summarized as follows:

2022 Financial Objectives	2022 Financial Achievements

Adjusted EBITDA(1) (defined below) equal to or greater than the $2.8 billion target in our 2022 Annual Operating Plan (“2022 AOP”)	Achieved record Adjusted EBITDA of $4.4 billion (an increase of 43% over 2021)

Working Capital as a Percentage of Sales equal to or less than the 10.0% target in our 2022 AOP	Working Capital as a Percentage of Sales of 10.2%, which was marginally above target largely due to commodity price volatility that stabilized in the back half of 2022

Return on invested capital (“ROIC”) (defined below) of 34.5% or more	Achieved ROIC of 44.3%

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Executive Compensation and Other Information

Additionally, senior management continued to execute against our strategy in 2022 by achieving the following milestones:

Strategic Pillars	2022 Strategic Achievements

Organic Growth of Value-Added Products

•  6.6% core organic sales growth in 2022 and 20.9% core organic growth in Net Sales of value-added products and services

•  Opened four additional truss facilities and acquired 14 facilities through acquisitions across a diverse geography

•  Improved product throughput in our manufacturing facilities with efficiency investments and lean practice deployment

Drive Operational Excellence

•  Continued to develop digital offerings for our customers and to the broader homebuilding industry, reflected by the launch of BFS Digital Tools and myBLDR.com pilots in early 2023

•  Delivered $123 million in productivity savings in 2022

Pursue Strategic Tuck-In Acquisitions	• Completed six lumber and building material acquisitions with aggregate 2021 sales of approximately $650 million, which continued the expansion of our geographical footprint in critical markets

Continue to Build Our High-Performing Culture	• Logged a Recordable Injury Rate of 2.21 in 2022, a 22% improvement over 2021 • 99.5% of our nearly 29,000 team members completed DEI training in 2022

With our financial and operational objectives in mind, our Compensation Committee designed the 2022 executive compensation program, which included the following components:

•	Salary increases for all NEOs.

•

A performance-based annual incentive bonus program for all corporate managers, including our NEOs (the “2022 Corporate Incentive Plan” or the “2022 Plan”). As described in more detail below, the 2022 Corporate Incentive Plan provided our NEOs with an opportunity to earn an annual incentive based on (i) the amount of Adjusted EBITDA generated by the Company in 2022, (ii) the level of working capital as a percentage of sales managed by the Company for the year, (iii) a reduction of RIR during the year, (iv) training team members on DEI, and (v) meeting key sustainability milestones. Because of management’s significant outperformance of these financial and operational objectives, all of our NEOs received 2022 annual incentive awards of approximately 183% of their respective target bonus opportunities under the 2022 Plan.

•

Annual grant of equity incentive awards to our executive team in order to further align their financial interests with those of our stockholders. Effective in February 2022, the Compensation Committee issued new equity incentive awards to key managers, including our NEOs, in order to promote retention and to incentivize management to maximize the financial performance of our Company. The equity incentive awards consisted of both performance-based restricted stock units (“PSUs”) and time-vesting restricted stock units (“RSUs”). The PSUs vest based on the achievement of annual and three-year ROIC goals set by the Compensation Committee, with a performance modifier based on total shareholder return (“TSR”) of the Company measured over the three-year performance period, as described below. The Compensation Committee selected ROIC as the primary performance metric for the PSUs in order to better align management’s financial interest with those of our stockholders over the longer term.

1.	Company provided a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 28, 2023.

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Executive Compensation and Other Information

Compensation Principles

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program has historically been guided by several key principles:

•	Provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

•	Provide incentives to our executive officers to achieve key financial objectives set by the Board of Directors.

•	Provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program.

•	Align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.

•	Emphasize direct pay components, such as cash and equity.

Key Executive Compensation Practices

The following is a summary of our executive compensation practices that we believe drive performance and align our executives’ interests with the interests of our stockholders:

•	We strive to provide balanced pay opportunities for our executives, consisting of an appropriate mix of cash and equity, annual and longer-term incentives, and fixed and variable pay.

•	Our annual incentive plan is performance-based, and payouts are subject to minimum thresholds based on performance targets and appropriate caps.

•

We have a compensation clawback policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to executive officers under certain circumstances.

•	Our incentive plan provides for “double-trigger” vesting for equity awards upon a change in control.

•	We do not provide any tax gross-ups.

•	Our insider trading policy prohibits employees and directors from engaging in pledging or hedging activities involving Company stock.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on June 14, 2022, over 93% of the shares represented and entitled to vote on the proposal at the annual meeting were voted to approve the compensation of the Company’s named executive officers. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

2022 Executive Compensation Process

Role of the Compensation Committee. Under its charter, the Compensation Committee is responsible for (i) reviewing and approving our executive compensation program, (ii) administering our long-term incentive plan, (iii) reviewing the Company’s compensation programs in light of best practices and good corporate governance, (iv) reviewing and approving the Compensation Discussion and Analysis

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Executive Compensation and Other Information

section of our proxy statement, and (v) monitoring the Company’s compensation-related risk. As part of its evaluation process relating to NEO compensation, the Compensation Committee reviewed information compiled by our compensation consultant as well as data compiled by the Company. At meetings held in November 2021 and February 2022, the Compensation Committee approved, and recommended to our Board of Directors for its ratification, the 2022 executive compensation program for executive officers, which included setting 2022 base salaries, approving the 2022 Corporate Incentive Plan, and approving equity incentive awards to be granted in 2022. The Compensation Committee also reviewed and approved Mr. Rush’s Interim CEO compensation at the time of his appointment in November 2022, and deemed the interim compensation package appropriate when Mr. Rush was appointed permanent CEO in January 2023.

Role of Executives. Our CEO and General Counsel, as well as members of our Legal, Human Resources, and Finance Departments, assisted the Compensation Committee and the Board in gathering the information needed for their respective reviews of our 2022 executive compensation program. The Compensation Committee and the Board also considered our CEO’s recommendations for our executive officers (other than himself) with respect to the 2022 executive compensation program.

Role of the Board of Directors. The Board of Directors is responsible for reviewing and ratifying the decisions and recommendations of the Compensation Committee regarding our executive compensation program. In February 2022, after considering the decisions and recommendations of the Compensation Committee, the Board ratified the 2022 executive officer compensation program.

Role of Compensation Consultants. Under its charter, the Compensation Committee is authorized to engage independent outside advisors to assist it in discharging its responsibilities relating to executive compensation. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to perform a comprehensive review of our executive compensation program and to conduct market compensation comparisons for our executive officers to assist the Compensation Committee in designing our 2022 executive compensation program. The Compensation Committee determined that Meridian is independent under applicable SEC rules. While the Compensation Committee takes Meridian’s advice on compensation matters into consideration, the Compensation Committee has the authority and responsibility to make final decisions on our executive compensation program.

Market Comparisons. The Compensation Committee periodically examines the competitiveness of our executive compensation program to determine how our compensation levels compare to our overall philosophy and target markets. The Compensation Committee has retained Meridian to assist in updating our Peer Group (defined below) for purposes of reviewing market compensation comparisons. In our case, peer selection is somewhat difficult due to the lack of publicly-traded companies with whom we compete and the absence of available data for privately-held competitors. We revised our Peer Group in November 2020 to align more closely with the size of our company after the merger with BMC Stock Holdings, Inc. In November 2021, our revenue was in the top quartile and our market capitalization was approximately in the top 30% of the Peer Group. Because of the ample sample size, relevant direct and related industry representation and comparable revenues in the November 2020 peer group, Meridian recommended no changes to the Peer Group upon their review in November 2021. The Compensation Committee agreed with Meridian’s recommendation.

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Executive Compensation and Other Information

For purposes of the Compensation Committee review of market compensation comparisons for 2022, the primary peer group (“Peer Group”) included:

Peer Group Companies
Ball Corporation	Masco Corporation
Beacon Roofing Supply, Inc.	Mohawk Industries, Inc.
Carrier Global Corporation	Owens Corning
Core-Mark Holding Company, Inc.	PulteGroup, Inc.
Fastenal Company	Trane Technologies plc
Fortune Brands Home & Security, Inc.	Univar Solutions Inc.
Genuine Parts Company	Veritiv Corporation
Lennar Corporation	WESCO International, Inc.
LKQ Corporation	W.W. Grainger, Inc.

Our market comparison analysis consisted of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. These components were measured against data gathered from the proxy statements of the Peer Group.

Elements of our Compensation Program

Components of Compensation. Our executive compensation program for 2022 consists of the following elements for our NEOs:

Plan	Purpose	Relevant Performance Metric and Description

Base Salary	To provide fair and competitive compensation for individual performance and level of responsibility of position held.	Individual Performance
2022 Corporate Annual Incentive Plan	To provide performance-based annual cash awards for Company and divisional performance to motivate and reward key employees for achieving our short-term business objectives and drive performance.	Mix of metrics, including: • Adjusted EBITDA • Working Capital • Safety • DEI Training • Sustainability Milestone Modifier
2022 Long-Term Incentive Plan: Performance Stock Units (50%) (“PSUs”)	To provide performance-based equity compensation in the form of restricted stock units to maximize stockholder value and retain key employees.	Awards vest at the end of a three-year performance period based on achievement of goals tied to return on invested capital, +/- 10% TSR modifier compared to the Dow Jones U.S. Construction & Materials Index.
2022 Long-Term Incentive Plan: Restricted Stock Units (50%) (“RSUs”)	To enhance the program’s ability to retain participants and drive long-term behavior by allowing for time-based awards.

The RSUs are time-vested awards that generally vest in equal annual installments on the first three anniversaries of the applicable grant date, subject to the recipient’s continued employment by the Company.

The Compensation Committee generally seeks to provide total direct compensation (“TDC”) opportunities to our executive officers, consisting of base salary, target annual cash incentive, and long-term equity award value, at approximately the median of the market or below, but individual market positioning may be more or less than median for a variety of reasons such as Company and individual performance, experience, tenure, retention concerns, internal alignment, unique aspects of their role relative to external benchmarks, or other relevant

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Executive Compensation and Other Information

factors. Based on the market comparison surveys conducted by Meridian, the 2022 TDC target opportunities established for our executive officers were consistent with this compensation philosophy.

The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salary is designed to compensate the executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we generally consider each executive’s role and responsibilities, unique skills, the salary levels for similar positions in our Peer Group companies, and internal pay equity.

The salaries approved for our executive officers are listed below:

Name	2021 Salary	2022 Salary	Increase

David E. Rush	$ 525,000	$ 586,589	11.7%

David E. Flitman	$ 1,050,000	$ 1,100,000	4.8%

Peter M. Jackson	$ 625,000	$ 655,000	4.8%

Scott L. Robins	$ 525,000	$ 550,000	4.8%

Michael C. Hiller	$ 450,000	$ 500,000	11.1%

Timothy D. Johnson	$ 450,000	$ 500,000	11.1%

Mr. Rush’s 2022 salary reflects the actual salary paid to him during the year, which accounts for his role as Executive Vice President – Integration Management Office from January 1, 2022 through November 17, 2022 and his role as Interim CEO beginning November 18, 2022.

Annual Cash Incentives

We provide annual cash incentive opportunities to our executive officers that are designed to reward the achievement of financial results measured over the current fiscal year. The Compensation Committee selects the financial performance goals applicable to the annual incentive program, which are based on key financial metrics that are deemed critical to the Company’s near-term success.

2022 Corporate Annual Incentive Plan. For 2022, the Compensation Committee implemented an annual cash incentive program for our corporate office managers, including our NEOs. Under the 2022 Corporate Incentive Plan, a target bonus opportunity for each participant was set as a percentage of base salary determined by their position. Actual bonus amounts that could be earned by our NEOs ranged from 0% (for performance below threshold levels) to a maximum of 200% (for performance above target levels) of their respective target bonus amounts. The 2022 Plan also included the ability to earn an additional 5% if certain sustainability milestones were met.

For 2022, the Compensation Committee set the target bonus opportunity for Mr. Flitman at 135% of his base salary and for each other NEO at 100% of such NEO’s base salary, as provided in each NEO’s employment agreement. However, because Mr. Flitman resigned as President and CEO on November 18, 2022, he did not earn any amounts under the 2022 Corporate Incentive Plan.

Under the 2022 Plan, 85% of a NEO’s bonus potential was based solely on the Company’s achievement of financial goals, while the remaining 15% was based on achievement of Environmental, Social, and Governance (“ESG”) objectives.

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Executive Compensation and Other Information

The bonus amounts paid to our NEOs for under the 2022 Corporate Incentive Plan are included later in this Compensation Discussion and Analysis section and in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement. Additionally, the following table summarizes the metrics, payout targets, achievements, and actual payouts under 2022 Corporate Incentive Plan for our NEOs:

Metric	Weighting	Payout Targets			Achievement		Payout
		Threshold	Target	Maximum
Corporate Adjusted EBITDA(1)	65%	$2.21 billion	$2.77 billion	$3.32 billion or greater	$4.4 billion		130%
Working Capital as a Percentage of Sales	20%	12.0%	10.0%	8.0% or below	10.2%		18.6%
Safety Goal	10%	2.84 RIR	2.56 RIR	2.30 RIR	2.21		20%
DEI Training	5%	—	75% Trained	100% Trained	99.5% for Corporate and West Division team members	99.4% for Central Division team members	9.90% for Messrs. Rush, Jackson, Robins and Johnson	9.85% for Mr. Hiller
Sustainability Modifier	Additional 5%	—	—	—	Released 2022 CSR report and included ESG disclosures in 2022 Proxy Statement		5%

Total Payout							183.6% for Messrs. Rush, Jackson and Johnson	183.5% for Messrs. Robins and Hiller

1.

32.5% of the Adjusted EBITDA bonus component for Messrs. Hiller and Robins was based on the amount of Adjusted EBITDA earned in 2022 by their respective divisions. Divisional Adjusted EBITDA targets are competitively sensitive information and not disclosed herein.

The Compensation Committee chose Adjusted EBITDA (as defined below) and Working Capital as a Percentage of Sales as the financial performance goals under the 2022 Plan because it believes these metrics provide an effective incentive to maximize financial performance and closely align management awards with Company performance and the financial interests of stockholders.

Adjusted EBITDA Metric. The 2022 Plan provided that 65% of the bonuses for Messrs. Rush, Flitman, Jackson, and Johnson and 32.5% of the bonus for Messrs. Hiller and Robins were based on the amount of Adjusted EBITDA earned by the Company for the year as compared to the budgeted target amount of Adjusted EBITDA included in the Company’s 2022 AOP. The other 32.5% of the Adjusted EBITDA bonus component for Messrs. Hiller and Robins was based on the amount of Adjusted EBITDA earned in 2022 by their respective divisions, for which Messrs. Hiller and Robins were operationally responsible, as compared to the 2022 AOP. “Adjusted EBITDA” is calculated as earnings before interest, taxes, depreciation, and amortization, as adjusted for other non-recurring and/or non-cash items.

The 2022 Plan provided that no bonuses would be earned under the Adjusted EBITDA component unless the Company achieved more than 80% of its Adjusted EBITDA target in the 2022 AOP, as set by the Board of Directors. Any performance between levels was calculated based on the linear interpolation between such levels.

The Adjusted EBITDA target included in the 2022 AOP was $2.77 billion. As noted above, the Company achieved Adjusted EBITDA of $4.4 billion for fiscal year 2022, nearly 60% above the 2022 AOP target. Additionally, Adjusted EBITDA for the West Division for fiscal year 2022 was 29% above target and Adjusted EBITDA for the Central Division for fiscal year 2022 was 56% above target. Each of our NEOs earned the maximum payout of 200% of the Adjusted EBITDA metric, or 130% of total target bonus payout.

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Executive Compensation and Other Information

The Adjusted EBITDA-related bonus amounts paid to our NEOs for 2022 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement.

Working Capital Metric. Working capital is a measurement of the Company’s operating liquidity and includes funds invested in accounts receivable, product inventories, and accounts payable. The Compensation Committee set the Working Capital as a Percentage of Sales target under the 2022 Plan for the NEOs at 10.0%, because that matched the Company’s budgeted working capital target included in the 2022 AOP. This working capital target included both working capital managed at the corporate level (e.g., checks outstanding, corporate accruals, and prepaid assets) and regional working capital results. If the actual working capital percentage for the year was lower than the target, the bonus payment would increase. If the actual working capital percentage was higher than the target, the bonus payment would decrease. Under the 2022 Plan, the Company had to achieve at least 80% of the 2022 working capital target (or a maximum of 12.0% Working Capital as a Percentage of Sales) to trigger any payment. Any performance between levels was calculated based on the linear interpolation between such levels.

The Company achieved a 10.2% Working Capital as a Percentage of Sales result for 2022, which was slightly above its budget threshold. For purposes of this component of the 2022 Plan, the performance of all NEOs was determined based on results of the entire Company. Each of our NEOs earned a payout of 93% of the Working Capital metric, or 18.6% of total target bonus payout.

Safety Component. The safety of the Company’s employees is one of the Company’s core values, and the Compensation Committee believes it is a critical component of the Company’s success. Therefore, in addition to the Adjusted EBITDA and Working Capital metrics described above, the Compensation Committee decided that the 2022 Plan should include the reduction of the Company’s RIR as a component of our 2022 Plan. The Compensation Committee set a RIR target under the 2022 Plan at 2.56, representing a 10% reduction from the Company’s prior year RIR, and a 2.84 RIR threshold to trigger any payment under the 2022 Plan, which is equivalent to the Company’s 2021 RIR performance. Any performance between levels was calculated based on the linear interpolation between such levels.

The Compensation Committee, in consultation with our CEO, set this objective on a company-wide basis. For purposes of this component of the 2022 Plan, the performance of all NEOs was determined based on the RIR target for the overall performance of the entire Company during 2022. The Company’s RIR in 2022 was 2.21, a 22% improvement from the prior year. Each of our NEOs earned the maximum payout of 200% of the Safety metric, or 20% of total target bonus payout.

DEI Training Component. The Compensation Committee recognizes the importance of fostering a diverse and inclusive environment for the Company’s team members. Accordingly, the Compensation Committee included in the 2022 Plan DEI training for the Company’s workforce as a component of our NEO bonus program. For 2022, the Compensation Committee set a 75% training target to trigger any payment under the 2022 Plan. Any performance between levels was calculated based on the linear interpolation between such levels.

For purposes of this component of the 2022 Plan, the performance of Messrs. Rush, Flitman, Jackson, and Johnson was determined based on the percentage of all Company team members trained during 2022. The performance of Messrs. Hiller and Robins was determined based on the percentage of all team members trained during 2022 in the Central and West Divisions, respectively. In 2022, 99.5% of all Company team members and 99.5% of all West Division team members completed DEI training, which resulted in a 9.90% total target bonus payout to Messrs. Rush, Jackson, Robins and Johnson. 99.4% of all Central Division team members competed DEI training, resulting in a 9.95% total target bonus payout to Mr. Hiller.

Sustainability Modifier. In an effort to enhance and highlight for key stakeholders the Company’s progress on ESG matters, the Compensation Committee provided NEOs with the ability to earn an additional 5% bonus if two key ESG milestones were met in 2022. Specifically, the 2022 Plan provided that NEOs could earn a 5% bonus, or 2.5% for each milestone, if the Company released a 2022 Corporate Social Responsibility (“CSR”) report and included ESG disclosures in its 2022 Proxy Statement. Both milestones were achieved, and all NEOs earned the additional 5% bonus.

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Executive Compensation and Other Information

Overall Payout. As a result of the Company’s 2022 financial performance, as well as the substantial achievement by our executive team of the operational objectives described above, our NEOs received aggregate bonuses as follows:

Name	2022 Target Bonus (percentage of salary)	2022 Target Amount	Percentage of 2022 Target Bonus Earned
David E. Rush	100%	$ 661,918	183.6%
David E. Flitman	135%	N/A	N/A
Peter M. Jackson	100%	$ 655,000	183.6%
Scott L. Robins	100%	$ 550,000	183.5%
Michael C. Hiller	100%	$ 500,000	183.5%
Timothy D. Johnson	100%	$ 500,000	183.6%

Mr. Rush’s target amount reflects adjustments to his compensation in connection with his appointment as Interim CEO on November 18, 2022. The bonus amounts paid to our NEOs for 2022 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement.

Long-Term Equity Incentives

2022 LTIP Grants. A key component of our executive compensation program consists of equity-based incentives to reward long-term strategic accomplishments and enhance long-term stockholder value. We believe that long-term incentive compensation performs an essential role in attracting and retaining talented executives and providing them with incentives to maximize stockholder value. In 2022, the Compensation Committee decided to grant performance-based restricted stock units (“PSUs”) and time-vesting restricted stock units (“RSUs”), consistent with our practice in recent years. These award vehicles were selected by the Compensation Committee due to their retention value and the performance link to our stock price.

Effective February 17, 2022, the Compensation Committee and the Board approved equity awards to key managers, including our NEOs (other than Mr. Rush), in order to promote retention and provide incentive to management to maximize the Company’s financial performance over an extended period. 50% of the awards were RSUs and 50% were PSUs, as described below:

•	Time-Vesting. The RSUs vest over three years in equal annual installments.

•

Performance-Vesting. The PSUs vest in full on the third anniversary of the grant date based on the Company’s achievement of annual and three-year ROIC targets, with the payout subject to a modifier if the Company’s TSR significantly outperforms or underperforms the TSR of our Peer Group over the three-year measurement period.

The Compensation Committee chose the foregoing performance metrics for the PSU grants to each NEO (other than Mr. Rush) in order to (i) incentivize our executive team to grow the Company’s ROIC in conjunction with the Adjusted EBITDA and Working Capital financial metrics utilized in our 2022 Corporate Incentive Plan and (ii) ensure that our NEOs’ financial interests are aligned with those of our stockholders over an extended period. The Compensation Committee determined that 50% of the award to each NEO should be RSUs that vest based on continued employment with the Company, because it views retention of key management talent as a critical function of our long-term equity incentive program.

Mr. Rush did not receive an equity award in February 2022 because he had been granted equity awards in 2021 to lead the integration following the Company’s merger with BMC Stock Holdings, Inc. Because certain of Mr. Rush’s integration equity awards were based on run rate synergies that were ongoing in 2022, the Compensation Committee did not grant Mr. Rush additional equity awards in February 2022. However, Mr. Rush received a one-time sign-on RSU award with a target value of $500,000 at the time of his appointment as Interim CEO on November 18, 2022, which vests in full on November 20, 2023.

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Executive Compensation and Other Information

Following Mr. Flitman’s departure as President and CEO in November 2022, the Compensation Committee determined that it was critical to retain key Company executives. The Compensation Committee therefore granted to each of Messrs. Jackson, Robins, Hiller, and Johnson a one-time retention RSU award with a target value of $1,000,000, that vests 25% on November 22, 2023, 25% on May 22, 2024, and 50% on November 22, 2024 (the “Executive Retention Awards”).

The target value of the RSU and PSU awards made to each NEO for 2022 was as follows:

Name	Value of Award
David E. Rush	$ 500,000
David E. Flitman	$ 5,250,000
Peter M. Jackson	$ 3,000,000
Scott L. Robins	$ 1,800,000
Michael C. Hiller	$ 1,800,000
Timothy D. Johnson	$ 1,750,000

Excluding the Executive Retention Awards and Mr. Rush’s sign-on equity grant, the RSU awards to each of our executive officers were set at approximately the median of the market. The restricted stock unit awards granted to our NEOs in 2022 are reflected in the “2022 Grants of Plan-Based Awards” table later in this Proxy Statement.

Performance Measurement – ROIC Component. The Compensation Committee believes that ROIC is an effective metric to measure the Company’s efficiency at allocating capital and generating returns for stockholders.

In establishing a long-term performance goal, the Compensation Committee and management believe it is appropriate to incentivize immediate and continued performance against pre-established goals. Unlike equity awards in prior years that were based on a percentage improvement from a prior year’s actual ROIC performance, the Compensation Committee set annual ROIC targets for the 2022 equity awards to align with the ROIC targets in the Company’s Long Range Plan (“LRP”).

ROIC is defined as:

Adjusted EBIT
(Total Debt + Finance and Operating Lease Obligations – Cash and Cash Equivalents + Stockholders’ Equity) *

*  Calculated based on trailing four quarter average for each of the annual tranches

ROIC performance is measured over four separate measurement tranches: an annual ROIC measurement for each of 2022-2024 and a cumulative ROIC measurement for performance over the three-year period.

Measurement Tranche	Weight
2022 ROIC	25%
2023 ROIC	25%
2024 ROIC	25%
3-year Avg. ROIC (2022-2024)	25%

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Executive Compensation and Other Information

For each tranche, payout would begin at 50% at the minimum performance goal, would increase to 100% at the full payout target, and would be capped at 200% at the maximum target. There will be no payout for a tranche where the minimum goal is not met. Payout percentages between targets would be determined by linear interpolation. The payout scale is set forth in the following table and the targets included therein align with the ROIC targets in the Company’s LRP.

Tranche	Minimum (50% Payout)	Full Payout (100% Payout)	Maximum (200% Payout)
2022 ROIC	23.7%	25.7%	29.7%
2023 ROIC	17.9%	19.9%	23.9%
2024 ROIC	19.9%	21.9%	25.9%
3-year Avg. ROIC	20.5%	22.5%	26.5%

As mentioned above, the Company’s TSR measured over the three-year vesting period of the awards will be used as a modifier rather than a primary metric. Unlike in prior years where the Company’s TSR was measured against a selected peer group, TSR performance for the 2022 equity awards is measured against the companies that comprise the Dow Jones U.S. Construction & Materials Index. If the Company’s TSR is in the bottom 25% percentile of the companies in the index, the payout based on the ROIC percentage will be reduced by 10%. If the Company’s TSR is in the top 25% percentile of that group, the payout based on the ROIC percentage will be increased by 10%.

Any payouts generated by the 2022 and 2023 tranches are subject to additional time-based vesting requirements such that they would vest upon the conclusion of the three-year performance period, provided that our NEOs remain employed by the Company for the full three-year period of the grant.

Vesting of 2020 PSUs. In March 2020, the Compensation Committee granted PSUs to Messrs. Rush, Jackson and Robins, which paid out based on the scales set forth in the following table:

Tranche	Minimum (50% Payout)	Target Payout (100% Payout)	Maximum (200% Payout)
2020 ROIC	2019 Actual ROIC	2019 Actual ROIC + 7.5% Improvement	2019 Actual ROIC + 17.5% Improvement
2021 ROIC	2020 Pro-Forma ROIC(1)	2020 Pro-Forma ROIC + 7.5% Improvement	2020 Pro-Forma ROIC + 17.5% Improvement
2022 ROIC	2021 Actual ROIC	2021 Actual ROIC + 7.5% Improvement	2021 Actual ROIC + 17.5% Improvement
3-year Avg. ROIC	2019 Actual ROIC + 7.5% Improvement	3-year Avg. Minimum Target + 7.5% Improvement	3-year Avg. Minimum Target + 17.5% Improvement

1.	When used as a target to calculate 2021 ROIC, actual ROIC for 2020 was calculated on a combined pro forma basis for the Company and BMC Stock Holdings, Inc.

Payout percentages between targets are linear. Additionally, the awards were subject to a TSR modifier. If the Company’s TSR was in the bottom two of a selected peer group, the payout based on the ROIC percentage would be reduced by 10%. If the Company TSR was in the top two of the selected peer group, the payout based on the ROIC percentage would be increased by 10%.

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Executive Compensation and Other Information

The performance period for the PSUs concluded on December 31, 2022. The Company achieved the following ROIC metrics set forth in the following, which resulted in a maximum payout for all four performance measures:

Tranche	Target Payout	Actual	Weighted Percentage Payout

2020 ROIC	18.4%	22.9%	50%

2021 ROIC	10.5% (proforma adjusted ROIC)	32.4%	50%

2022 ROIC	34.9%	44.3%	50%

3-year Average ROIC	14.1% (proforma adjusted ROIC)	33.2%	50%

Total Payout			200%

Additionally, the Company’s TSR over the three-year period was 155%, which ranked first within the selected peer group. Accordingly, the 200% ROIC attainment percentage increased by 20% for a total payout of 220% of target amounts for each of Messrs. Rush, Jackson and Robins. Actual share payout amounts are reflected in the “2022 Outstanding Equity Awards at Year-End” table of this Proxy Statement.

Executive Benefits and Perquisites

The Company generally does not provide its executive officers with perquisites or special benefits that are not available to other employees. Company-provided air travel for officers is for business purposes only. The Company’s health care, insurance, 401(k) plan (including Company matching contributions), and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits and certain senior officers and their dependents are eligible for reimbursement of certain medical expenses of up to $50,000 through ArmadaCare.

The benefits provided to our named executive officers during 2022 are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.

Post-Termination Compensation

The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that the Company needs in its most senior positions.

The Compensation Committee began consideration of an executive severance plan in 2022 to more closely align with updated market practices. With the advice of Meridian, the Compensation Committee assessed an appropriate severance plan over multiple meetings and recommended the adoption of a new executive severance plan to the Board of Directors in February 2023. On February 24, 2023, the Board of Directors approved and adopted the Builders FirstSource, Inc. Executive and Key Employee Severance Plan (the “Severance Plan”), which provides for severance payments and benefits to certain key employees of the Company if their employment is involuntary terminated under certain circumstances. Under the Severance Plan, participants are grouped into three tiers of benefits, as selected and designated by the Compensation Committee. The Compensation Committee designated the following named executive officers to participate in the Severance Plan: Dave Rush, as a Tier I Participant; and Peter M. Jackson, Scott L. Robins, Michael C. Hiller and Timothy D. Johnson, as Tier II Participants. Upon acknowledgment by such named executive officers of their participation in the Severance Plan, any existing employment agreement between the Company and such named executive officer was terminated.

As a condition to participating in the Severance Plan, a participant must enter into a restrictive covenant agreement that includes non-competition, customer non-solicitation and employee non-recruitment provisions, that will apply for a period of 24 months, in the case of a Tier I Participant, or 18 months, in the case of a Tier II Participant, following the participant’s termination of employment and subject in each case to applicable limitations under state law. The Board determined that implementation of the Severance Plan is in the best interests of the Company insofar as it permits the Company to achieve its goals of attracting and retaining the best possible executive talent while obtaining post-employment non-competition and non-solicitation covenants from executive officers.

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Executive Compensation and Other Information

Under the Severance Plan, if a participating executive’s employment is terminated by the Company without cause or by the participant for good reason (as such terms are defined in the Severance Plan), and the termination does not occur within the 3-month period prior to or the 24-month period following a change in control of the Company, the participant will be entitled to certain severance payments and benefits (“Regular Severance Benefits”). The Regular Severance Benefits include cash payments of the following amounts: (1) a pro rata annual bonus, (2) a severance payment equal to 2.0 times, in the case of a Tier I Participant, or 1.5 times, in the case of a Tier II Participant, the participant’s base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 24 months, in the case of a Tier I Participant, or 18 months, in the case of a Tier II Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date). In addition, a pro rata portion of the participant’s outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become vested and exercisable, and a pro rata portion of the participant’s outstanding performance-based stock awards will be deemed vested and earned based on the actual level of achievement of all relevant performance measures as of the end of the regular performance period.

If a participating executive’s employment is terminated by the Company without cause or by the participant for good reason, and the termination occurs within the 3-month period prior to or the 24-month period following a change in control of the Company, the participant will be entitled to certain severance payments and benefits (“Change in Control Severance Benefits”). The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus, (2) a severance payment equal to 2.5 times, in the case of a Tier I Participant, or 2.0 times, in the case of a Tier II Participant, the participant’s base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 30 months, in the case of a Tier I Participant, or 24 months, in the case of a Tier II Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date). In addition, the level of achievement of all performance goals relating to the participant’s outstanding performance-based stock awards will be based on (i) the greater of an assumed level of achievement at “target” level or actual level of achievement measured as of the termination date for performance periods that had commenced but were not completed prior to the termination date, and (ii) an assumed level of achievement at “target” level for performance periods that had not commenced prior to the termination date.

As disclosed above (and previously announced), Mr. Flitman resigned as President and CEO on November 18, 2022. Mr. Flitman’s employment agreement includes confidentiality and 18-month post-termination non-competition, non-interference, and non-solicitation covenants beginning on December 12, 2022, his final date of employment with the Company.

Retirement / Post-Employment Benefits

In addition to the Company’s 401(k) program, the Board approved a Nonqualified Deferred Compensation Plan (“NDCP”) effective April 1, 2023. The NDCP will allow certain Company employees, including the NEOs, to defer up to 80% of base salary, 100% of cash bonuses, and 100% of any 401(k) discrimination testing refund during any plan year. The initial deferral period for 2023 will be effective on or about July 1, 2023.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

Submitted by the Compensation Committee:

Cleveland A. Christophe (Chair)

Brett N. Milgrim

James O’Leary

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Executive Compensation and Other Information

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
David E. Rush
Chief Executive Officer and President(4)	2022	586,589	499,990		150,000	1,214,970	9,200(8)	2,460,749
	2021	525,000	2,999,984		1,650,000	—	5,800	5,180,784
	2020	471,538	757,758		—	621,686	5,700	1,856,682
David E. Flitman
Former Chief Executive Officer and President(5)	2022	1,052,692	5,315,327	(7)	—	—	9,150(9)	6,377,169
	2021	1,050,000	6,842,350		—	2,145,506	91,703	10,129,559
Peter M. Jackson
Executive Vice President and Chief Financial Officer	2022	655,000	3,018,612		150,000	1,202,273	9,150(9)	5,035,035
	2021	625,000	1,513,224		—	1,021,669	5,800	3,165,693
	2020	533,462	1,487,927		—	759,357	5,700	2,786,446
Scott L. Robins
President – West Division	2022	550,000	1,809,898		150,000	1,009,470	9,200(8)	3,528,568
	2021	525,000	807,059		—	858,202	5,800	2,196,061
	2020	464,006	757,758		—	710,537	5,700	1,938,001
Michael C. Hiller
President – Central Division(6)	2022	500,000	1,809,898		150,000	917,597	19,961(10)	3,397,456
Timothy D. Johnson
Executive Vice President, General Counsel and Corporate Secretary(6)	2022	500,000	1,759,284		150,000	917,765	14,661(11)	3,341,710
	2021	450,000	2,004,364		—	735,602	9,750	3,199,716

1.

Unless otherwise noted, reflects the aggregate grant date fair value of restricted stock unit awards, which for 2022 included both time-based vesting and performance-based vesting RSUs. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of time-based vesting RSUs was equal to the closing price of our Common Stock on the grant date. The grant date fair value of the performance-based vesting RSUs, utilizing an annual return on invested capital (“ROIC”) measurement for each of 2022-2024 individually and a cumulative ROIC measurement for performance over that three-year period, and subject to a total shareholder return modifier, was determined using the Monte Carlo simulation model, which is based on a number of factors. If achievement of the highest level of performance conditions is assumed, the grant date fair value of the awards to Messrs. Jackson, Robins, Hiller, and Johnson would increase by $922,360, $491,880, $491,880, and $461,137, respectively. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Mr. Rush’s award was a one-time sign-on grant in connection with his appointment as interim CEO that vests in full on November 20, 2023 and is not subject to any performance conditions. In connection with his resignation as President and CEO, Mr. Flitman forfeited the restricted stock unit awards granted to him in 2022 and any unvested restricted stock awards granted in prior years.

2.	Reflects cash bonus in connection with the integration of the Company’s merger with BMC Stock Holdings, Inc.
3.

Reflects cash incentive awards earned under the 2022 Corporate Annual Incentive Plan. For information regarding our 2022 Corporate Annual Incentive Plan, see the discussion in the “Compensation Discussion and Analysis” section above. Because Mr. Flitman resigned as President and CEO on November 18, 2022, he did not receive any amounts under the 2022 Corporate Incentive Plan.

4.	Mr. Rush was appointed Interim CEO on November 18, 2022, permanent CEO on January 10, 2023, and President on April 27, 2023.
5.	Mr. Flitman was appointed as President effective January 1, 2021 and as Chief Executive Officer effective April 1, 2021, and resigned as President and CEO on November 18, 2022.
6.	Messrs. Hiller and Johnson were appointed to their respective positions effective January 1, 2021, and Mr. Hiller was not a named executive officer in 2021.

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Executive Compensation and Other Information

7.	Mr. Flitman forfeited all restricted stock unit awards granted to him in 2022 upon his resignation as President and CEO.
8.	Amount reflects $9,150 in employer contributions to executive’s 401(k) plan, and $50 COVID-19 vaccination incentive.
9.	Amount reflects $9,150 in employer contributions to executive’s 401(k) plan.
10.	Amount reflects $9,150 in employer contributions to Mr. Hiller’s 401(k) plan, and $50 COVID-19 vaccination incentive, and $10,761 in auto allowance payments.
11.	Amount reflects $9,150 in employer contributions to Mr. Johnson’s 401(k) plan, $50 COVID-19 vaccination incentive, and $5,461 in company-paid moving expenses.

2022 Grants of Plan-Based Awards

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2022.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David E. Rush
2022 Plan			16,547	661,918	1,356,931
RSU	11/20/22	11/18/22							7,788(4)	$499,990
David E. Flitman
2022 Plan(7)			—	—	—
RSU(8)	2/17/22	2/16/22							38,016(5)	$2,625,005
PSU(8)	2/17/22	2/16/22				4,276	38,015	83,633		$2,690,322
Peter M. Jackson
2022 Plan			16,625	655,000	1,342,750
RSU	2/17/22	2/16/22							10,862(5)	$750,021
RSU	11/23/22	11/23/22							24,805(6)	$1,499,958
PSU	2/17/22	2/16/22				1,221	10,861	23,894		$768,633
Scott L. Robins
2022 Plan			13,750	550,000	1,127,500
RSU	2/17/22	2/16/22							5,793(5)	$400,006
RSU	11/23/22	11/23/22							16,537(6)	$999,992
PSU	2/17/22	2/16/22				651	5,792	12,742		$409,900
Michael C. Hiller
2022 Plan			12,250	500,000	1,025,000
RSU	2/17/22	2/16/22							5,793(5)	$400,006
RSU	11/23/22	11/23/22							16,537(6)	$999,992
PSU	2/17/22	2/16/22				651	5,792	12,742		$409,900
Timothy D. Johnson
2022 Plan			12,250	500,000	1,025,000
RSU	2/17/22	2/16/22							5,431(5)	$375,011
RSU	11/23/22	11/23/22							16,537(6)	$999,992
PSU	2/17/22	2/16/22				610	5,430	11,946		$384,281

1.

Represents threshold, target, and maximum payout levels for 2022 performance under the 2022 Corporate Annual Incentive Plan. The threshold amount for each of Messrs. Rush, Jackson, Robins, Hiller and Johnson represents the minimum amount that could be paid under the 2022 Corporate Annual Incentive Plan, which would occur if the Company only achieved the minimum payout under the Safety metric (2.5% of total target bonus). For more information regarding the 2022 Corporate Annual Incentive Plan, see the discussion in the “Compensation Discussion and Analysis” section above.

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Executive Compensation and Other Information

2.

Reflects awards of performance-based vesting RSUs under the 2014 Incentive Plan. Each award vests on the third anniversary of the grant date based on four separate performance measures: an annual return on invested capital (“ROIC”) measurement for each of 2022-2024 and a cumulative ROIC measurement for performance over that three-year period. For each of the annual tranches and the three-year average tranche, target payout aligns with ROIC targets in the Company’s LRP. The specific targets are set forth in the discussion in the “Compensation Discussion and Analysis” section above. Additionally, the awards are subject to a total shareholder return (“TSR”) modifier. If the Company’s TSR is in the bottom 25% percentile of the companies in the Dow Jones U.S. Construction & Materials Index, the payout based on the ROIC percentage will be reduced by 10%. If the Company’s TSR is in the top 25% percentile of that group, the payout based on the ROIC percentage will be increased by 10%.

3.

Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2022. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. For time-based vesting RSUs, the grant date fair value of such RSUs is equal to the closing price of our Common Stock on the grant date. The grant date fair value of performance-based vesting RSUs was determined using the Monte Carlo simulation model, which is based on a number of factors. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

4.

Reflects sign-on time-based vesting RSUs under the 2014 Incentive Plan in connection with Mr. Rush’s appointment as Interim CEO on November 18, 2022, of which 7,527 RSUs vest in full on November 20, 2023 and 261 RSUs immediately vested and were withheld to satisfy withholding taxes on the grant date.

5.	Reflects awards of time-based vesting RSUs under the 2014 Incentive Plan. Each award vests in three equal annual installments on March 1, 2023, 2024, and 2025.
6.

Reflects awards of one-time retention time-based vesting RSUs under the 2014 Incentive Plan. Each award vests 25% on November 22, 2023, 25% on May 22, 2024, and 50% on November 22, 2024. For more information regarding these awards, see the discussion in the “Compensation Discussion and Analysis” section above.

7.	Because Mr. Flitman resigned as President and CEO on November 18, 2022, he was not eligible to receive any amounts under the 2022 Corporate Incentive Plan.
8.	Mr. Flitman forfeited all restricted stock unit awards granted to him in 2022 upon his resignation as President and CEO.

Employment Agreements

As discussed in the “Compensation Discussion and Analysis” section above, the Board of Directors adopted the Severance Plan on February 24, 2023. The Compensation Committee designated the following named executive officers to participate in the Severance Plan: Dave Rush, as a Tier I Participant; and Peter M. Jackson, Scott L. Robins, Michael C. Hiller and Timothy D. Johnson, as Tier II Participants. Upon acknowledgment by such named executive officers of their participation in the Severance Plan, any existing employment agreement between the Company and such named executive officer was terminated.

As disclosed above (and previously announced), Mr. Flitman resigned as President and CEO on November 18, 2022. Mr. Flitman’s employment agreement includes confidentiality and 18-month post-termination non-competition, non-interference, and non-solicitation covenants beginning on December 12, 2022, his final date of employment with the Company.

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Executive Compensation and Other Information

2022 Outstanding Equity Awards at Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2022 for each of our NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

David E. Rush

2020 RSU	5,505(2)	357,164

2020 PSU			36,326(3)	2,356,831

2021 RSU	18,378(4)	1,192,365

2021 PSU			44,106(5)	2,861,597

2022 RSU	7,527(6)	488,352

David E. Flitman(13)

PSU

RSU

Peter M. Jackson

2020 RSU	9,174(2)	595,209

2020 PSU			60,546(3)	3,928,224

2021 RSU	10,634(7)	689,934

2021 PSU			31,900(8)	2,069,672

2022 RSU	10,862(10)	704,727

2022 PSU			10,861(11)	704,662

2022 RSU	24,805(12)	1,609,348

Scott L. Robins

2020 RSU	5,505(2)	357,164

2020 PSU			36,326(3)	2,356,831

2021 RSU	5,672(7)	367,999

2021 PSU			17,014(8)	1,103,868

2022 RSU	5,793(10)	375,850

2022 PSU			5,792(11)	375,785

2022 RSU	16,537(12)	1,072,921

Michael C. Hiller

2021 RSU	4,608(7)	298,967

2021 PSU			13,822(8)	896,771

2022 RSU	5,793(10)	375,850

2022 PSU			5,792(11)	375,785

2022 RSU	16,537(12)	1,072,921

Timothy D. Johnson

2021 RSU	3,545(7)	230,000

2021 PSU			10,632(8)	689,804

2021 RSU	22,302(9)	1,446,954

2022 RSU	5,431(10)	352,363

2022 PSU			5,430(11)	352,298

2022 RSU	16,537(12)	1,072,921

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Executive Compensation and Other Information

1.	Reflects the value as calculated using the closing market price of our Common Stock as of December 30, 2022 ($64.88).
2.

Restricted stock units awarded to Messrs. Rush, Jackson and Robins on March 1, 2020 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 1, 2021, 2022, and 2023. Each restricted stock unit converts into one share of common stock upon vesting.

3.

Restricted stock units awarded to Messrs. Jackson and Robins on March 1, 2020 under the 2014 Incentive Plan. The award vested on March 1, 2023 based on four separate performance measures: an annual return on invested capital (“ROIC”) measurement for each of 2020-2022 and a cumulative ROIC measurement for performance over that three-year period. For each of the annual tranches, (i) minimum payout requires achieving the actual ROIC performance for the prior year, (ii) full payout requires achieving the actual ROIC performance for the prior year plus a 7.5% improvement, and (iii) maximum payout requires achieving a 17.5% improvement over the actual ROIC performance for the prior year. When used as a target to calculate 2021 ROIC, actual ROIC for 2020 is calculated on a combined pro forma basis for the Company and BMC Stock Holdings, Inc. For the three-year average tranche, (i) minimum payout requires achieving the average of the 2020-2022 ROIC minimum targets plus a 7.5% improvement, (ii) the full payout target is a 7.5% increase over that minimum target, and (iii) the maximum target is a 17.5% increase above the minimum payout threshold. Payout percentages between targets are linear. Additionally, the awards are subject to a TSR modifier. If the Company’s TSR is in the bottom two of a selected peer group, the payout based on the ROIC percentage will be reduced by 10%. If the Company TSR is in the top two of the selected peer group, the payout based on the ROIC percentage will be increased by 10%. The amounts reflected assume maximum payouts excluding any TSR modifier. The performance period has been completed and the amounts reflected are the actual amounts earned.

4.

Restricted stock units awarded to Mr. Rush on January 1, 2021 under the 2014 Incentive Plan. The restricted stock units vest in two equal annual installments on each of January 1, 2022 and 2023. Each restricted stock unit converts into one share of common stock upon vesting.

5.

Restricted stock units awarded to Mr. Rush on January 1, 2021 under the 2014 Incentive Plan. The award vested on January 1, 2023 based on the achievement of run rate synergies in connection with the Company’s merger with BMC Stock Holdings, Inc. The performance period has been completed and the amounts reflected are the actual amounts earned.

6.

Restricted stock units awarded to Mr. Rush on November 18, 2022 under the 2014 Incentive Plan. The restricted stock units vest in full on November 20, 2023. Each restricted stock unit converts into one share of common stock upon vesting.

7.

Restricted stock units awarded to the executive on March 15, 2021 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 15, 2022, 2023, and 2024. Each restricted stock unit converts into one share of common stock upon vesting.

8.

Restricted stock units awarded to the executive on March 15, 2021 under the 2014 Incentive Plan. The award vests on March 15, 2024 based on four separate performance measures: an annual return on invested capital (“ROIC”) measurement for each of 2021-2023 and a cumulative ROIC measurement for performance over that three-year period. For each of the annual tranches, (i) minimum payout requires achieving the actual ROIC performance for the prior year, (ii) full payout requires achieving the actual ROIC performance for the prior year plus a 12.5% improvement, and (iii) maximum payout requires achieving a 25% improvement over the actual ROIC performance for the prior year. When used as a target to calculate 2021 ROIC, actual ROIC for 2020 is calculated on a combined pro forma basis for the Company and BMC Stock Holdings, Inc. For the three-year average tranche, (i) minimum payout requires achieving pro forma 2020 ROIC plus a 12.5% improvement, (ii) the full payout target is a 12.5% increase over that minimum target, and (iii) the maximum target is a 25% increase above the minimum payout threshold. Payout percentages between targets are linear. Additionally, the awards are subject to a total shareholder return (“TSR”) modifier. If the Company’s TSR is in the bottom two of a selected peer group, the payout based on the ROIC percentage will be reduced by 10%. If the Company’s TSR is in the top two of the selected peer group, the payout based on the ROIC percentage will be increased by 10%. The amounts reflected assume maximum payouts excluding any TSR modifier.

9.

Restricted stock units awarded to Mr. Johnson on June 24, 2021 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 15, 2022, 2023, and 2024. Each restricted stock unit converts into one share of common stock upon vesting.

10.

Restricted stock units awarded to the executive on February 17, 2022 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of February 17, 2023, 2024, and 2025. Each restricted stock unit converts into one share of common stock upon vesting.

11.

Restricted stock units awarded to the executive on February 17, 2022 under the 2014 Incentive Plan. The award vests on February 17, 2025 based on four separate performance measures: an annual return on invested capital (“ROIC”) measurement for each of 2022-2024 and a cumulative ROIC measurement for performance over that three-year period. For each of the annual tranches and the three-year average tranche, target payout aligns with ROIC targets in the Company’s LRP. The specific targets are set forth in the discussion in the “Compensation Discussion and Analysis” section above. Additionally, the awards are subject to a total shareholder return (“TSR”) modifier. If the Company’s TSR is in the bottom 25% percentile of the companies in the Dow Jones U.S. Construction & Materials Index, the payout based on the ROIC percentage will be reduced by 10%. If the Company’s TSR is in the top 25% percentile of that group, the payout based on the ROIC percentage will be increased by 10%. The amounts reflected assume target payouts excluding any TSR modifier.

12.

Restricted stock units awarded to the executive on November 23, 2022 under the 2014 Incentive Plan. Each award vests 25% on November 22, 2023, 25% on May 22, 2024, and 50% on November 22, 2024. Each restricted stock unit converts into one share of common stock upon vesting.

13.	Mr. Flitman forfeited all unvested and outstanding restricted stock unit awards upon his resignation as President and CEO on November 18, 2022.

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Executive Compensation and Other Information

2022 Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock awards held by our NEOs in 2022. The NEOs did not exercise any stock options in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

David E. Rush	66,183	5,065,024

David E. Flitman	31,192	2,288,245

Peter M. Jackson	108,475	7,925,966

Scott L. Robins	50,379	3,681,065

Michael C. Hiller	2,304	169,021

Timothy D. Johnson	12,922	947,958

1.	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Prior to the adoption of the Severance Plan on February 24, 2023, we had employment agreements in effect with our NEOs, which, among other things, provided benefits to them in the event of a termination of employment under certain circumstances. These agreements, as in effect for our NEOs who remained employed as of December 31, 2022, are described below.

Termination by the Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination. Under Mr. Rush’s employment agreement, if (i) his employment is terminated by us without “cause” (as defined in the employment agreement), or (ii) he terminates his employment for “good reason” (as defined in the employment agreement, and which includes a “change in control”), Mr. Rush was entitled to (a) continuation of base salary for 12 months following the termination date, (b) health benefit continuation for 12 months following the termination date, (c) amount equal to the average of the two most recent full-year annual bonus amounts earned by Mr. Rush, (d) acceleration of any unvested time-based RSUs, and (e) acceleration of any unvested performance-based RSUs at target levels. However, the terms of Mr. Rush’s appointment as interim CEO effectively amended his employment agreement to forfeit any cash or health or welfare severance benefits upon termination without cause or for good reason while maintaining the equity acceleration vesting provisions. In addition, the terms of Mr. Rush’s appointment as interim CEO also provided for the acceleration of his sign-on RSU award granted on November 20, 2022 if he is terminated without cause or for good reason.

Under each of the employment agreements for Messrs. Jackson, Robins, Hiller, and Johnson, if (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), or (ii) the executive terminates his employment for “good reason” (as defined in the employment agreement, and which includes a “change in control”), the executive was entitled to (a) the sum of his base salary and target bonus, payable in equal installments according to our normal payroll practices over the period of 12 months following the termination date and (b) health benefit continuation for 12 months following the termination date.

Restrictive Covenants.  The employment agreement for our NEOs also contained customary restrictive covenants, including non-competition, non-interference, and non-solicitation covenants that apply during the period of an executive’s employment and for 12 months after an executive’s termination date. Additionally, Mr. Flitman’s employment agreement includes confidentiality and 18-month post-termination non-competition, non-interference, and non-solicitation covenants beginning on December 12, 2022, his final date of employment with the Company.

Death or Disability.  The employment agreements do not provide for any payments in such event.

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Executive Compensation and Other Information

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2022 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. Mr. Flitman resigned as President and CEO on November 18, 2022, and he was therefore not entitled to any termination payments or benefits as of December 31, 2022.

	Mr. Rush	Mr. Jackson	Mr. Robins	Mr. Hiller	Mr. Johnson

Reason for Termination: By Company Without Cause or by the Executive for Good Reason (without a Change in Control)

Cash Severance(1)	$—	$1,310,000	$1,100,000	$1,000,000	$1,000,000

Health and Welfare Continuation(2)	—	13,143	13,187	13,187	15,600

Equity Acceleration(3)	7,256,309	—	—	—	—

Total Estimated Value of Payments and Benefits(4)	$7,256,309	$1,323,143	$1,113,187	$1,013,187	$1,015,600

Reason for Termination: By Company Without Cause or by the Executive for Good Reason and a Change in Control

Cash Severance(1)	$—	$1,310,000	$1,100,000	$1,000,000	$1,000,000

Health and Welfare Continuation(2)	—	13,143	13,187	13,187	15,600

Equity Acceleration(3)	7,256,309	9,266,940	5,458,484	2,571,908	3,799,438

Total Estimated Value of Payments and Benefits(4)	$7,256,309	$10,590,083	$6,571,671	$3,585,095	$4,815,038

1.	This amount includes the dollar value of continuation of the executive’s then-current base salary for a period of 12 months and the payment of his target bonus in equal installments over 12 months.
2.	The dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.
3.

Amount reflects the acceleration of all outstanding and (i) unvested time-based RSUs at target payouts and (ii) performance-based RSUs at target payouts or at actual payouts for performance-based RSUs whose performance period concluded on December 31, 2022, in each case held by executive on December 31, 2022 and multiplied by the closing market price of our Common Stock on that date ($64.88).

4.

Payments of cash severance under these agreements will be made in accordance with the Corporation’s regular payroll practices. However, to the extent any amount or benefit would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) the payment of such amount or benefit shall only be in connection with an event that constitutes a Section 409A-compliant “separation from service” and (ii) if the amount or benefit would otherwise be payable or distributable during a period in which the executive is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then the executive’s right to receive such payment or distribution will be delayed until the earlier of the executive’s death or the first day of the seventh month following the executive’s separation of service.

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Executive Compensation and Other Information

Chief Executive Officer Pay Ratio Disclosure

Below is: (i) the 2022 annual total compensation of our CEO; (ii) the 2022 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Pay Ratio

CEO Annual Total Compensation	$2,474,855

Median Employee Annual Total Compensation	$61,334

Median Employee Pay Ratio	40:1

To determine our median employee’s pay, we chose total cash compensation paid through our payroll system in 2022 as our consistently applied compensation measure. That amount does not include any 401(k) match. We then annualized base salary for those employees who commenced work during 2022 and any employees who were on an unpaid leave of absence for a portion of 2022. As of December 31, 2022, we had approximately 28,880 employees. Using this methodology, we identified the median employee as of December 31, 2022.

That median employee’s total annual compensation in 2022 includes total cash compensation paid through our payroll system in 2022, the value of company-paid cost of health and life insurance, and the value of company-paid contributions to the employee’s 401(k) plan, if any. Because Mr. Rush was our Interim CEO as of December 31, 2022, Mr. Rush’s total annual compensation includes his base salary, long-term equity incentives awards, non-equity incentive plan bonus, company-paid contributions to his 401(k) plan, and the value of company-paid cost of health and life insurance. The value of company-paid health and life insurance is not included for Mr. Rush in the Summary Compensation Table above because that benefit is available to all full-time employees and does not discriminate against lower-paid employees.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

50    Builders FirstSource, Inc.  |  2023 Proxy Statement

Executive Compensation and Other Information

Pay
Versus
Performance

Item 402(v) of the SEC’s Regulation
S-K
requires disclosure of information that demonstrates the relationship between “compensation actually paid” to NEOs, calculated pursuant to SEC rules (referred to herein
as “CAP”) and our financial performance for 2022, 2021, and 2020.
Pay Versus Performance Table

Year	SCT Total Compensation for PEO (Dave Rush) ($) (1)	Compensation Actually Paid to PEO (Dave Rush) ($) (2)(3)	SCT Total Compensation for PEO (Dave Flitman) ($) (4)	Compensation Actually Paid to PEO (Dave Flitman) ($) (2)(3)	SCT Total Compensation for PEO (Chad Crow) ($) (5)	Compensation Actually Paid to PEO (Chad Crow) ($) (2)(3)	Average SCT Total Compensation for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($) (in thousands)	Adjusted EBITDA ($) (in thousands)
									Total Shareholder Return	Peer Group Total Shareholder Return (11)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	4,110,749	14,282,092	5,965,326	(6,597,820)	—	—	3,821,105 (6)	10,865,092	255.33	132.74	2,749,369	4,376,600

2021	—	—	10,129,559	15,889,432	257,915	50,248,857	2,947,160 (7)	10,634,187	337.31	158.74	1,725,416	3,060,300

2020	—	—	—	—	5,309,819	23,973,755	2,173,216 (8)	6,024,733	160.61	127.17	484,800 (9)	1,071,900 (10)

1.	Dave Rush was appointed as Interim Chief Executive Officer effective November 18, 2022. Amount reflects Mr. Rush’s total compensation for 2022.
2.
The dollar amounts represent the amount of “compensation actually paid,” or CAP, to the CEO and Other
Non-CEO
NEOs, respectively, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the CEO or other NEOs, respectively, during the applicable year.

3.	For purposes of calculating CAP:
a.
For 2022, the Total Compensation of Dave Rush as reported in the Summary Compensation Table (“SCT”)
was
reduced by $
499,990
; for 2022 and 2021, the Total Compensation of Dave Flitman as reported in the SCT was reduced by $
5,315,326
and $
6,842,350
, respectively; for 2021 and 2020, the Total Compensation of Chad Crow as reported in the SCT was reduced by $0 and $
3,031,035
, respectively; and the SCT Total Compensation of the other NEOs for 2022, 2021 and 2020 was reduced, on average, by $
2,099,424
, $
1,601,168
and $
990,232
, respectively, reflecting the grant date fair values of stock awards granted in the applicable year.

b.
For 2022, the SCT Total Compensation of Dave Rush was increased by $488,352; for 2022 and 2021, the SCT Total Compensation for Dave Flitman was increased by $
0
and $
12,612,223
, respectively; for 2021 and 2020, the SCT Total Compensation of Chad Crow was increased by $
0
and $
5,391,001
, respectively; and the SCT Total Compensation of the other NEOs for 2022, 2021, and 2020 was increased, on average, by $
2,286,140
, $
3,009,696
and $
1,763,298
, respectively, reflecting the fair value as of December 31 of each applicable year of all stock awards granted during that year that are outstanding and unvested as of such date.

c.
For 2022, the SCT Total Compensation of Dave Rush was increased by $
6,767,957
, for 2022; for 2022 and 2021, the SCT Total Compensation of Dave Flitman was not adjusted; for 2021 and 2020, the SCT Total Compensation of Chad Crow was increased by $
42,380,025
and $
13,634,273
, respectively; and the SCT Total Compensation of the other NEOs for 2022, 2021 and 2020 was increased, on average, by $
3,369,882
, $
5,369,771
and $
2,421,735
, respectively, reflecting the change in fair value from December 31 of the prior year to December 31 of the applicable year of any awards granted in a prior year that are outstanding and unvested as of December 31 of the applicable year.

d.
For 2022, the SCT Total Compensation of Dave Rush was increased by $
5,048,268
; for 2022 and 2021, the SCT Total Compensation of Dave Flitman was increased by $2,228,245 and $0, respectively; for 2021 and 2020, the SCT Total Compensation of Chad Crow was increased by $7,610,917 and $2,669,697, respectively; and for 2022, 2021 and 2020, the SCT Total Compensation of the other NEOs was increased, on average, by $3,181,003, $908,727 and $656,716, reflecting the change in fair value from December 31 of the prior year to the vesting date of any awards granted in any prior year as to which all vesting conditions were satisfied during the applicable year.

e.	For 2022, the SCT Total Compensation of Dave Rush was increased by $16,756, reflecting the fair value as of the vesting date for any awards granted and vested during the applicable year.
f.
For 2022, the SCT Total Compensation of Dave Flitman was reduced by $9,938,757, reflecting the fair value as of December 31 of the prior year of any awards granted in any prior year as to which vesting conditions failed to be met during the applicable year.

For purposes of the foregoing, the fair value of the stock awards at all applicable dates was calculated using the same methodology (including applicable assumptions) as used to account for share-based payments in the Company’s financial statements. The assumptions used in calculating the fair value of awards at the applicable dates did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable year, except that (i) for 2022 CAP, the fair value calculations for PSUs granted in 2020 assumed a payout at 220% (based on a maximum performance payout of 200% plus a 10% TSR modifier), the fair value calculations for the PSUs granted in 2021 assumed a payout at 150% for all NEOs except Mr. Rush, and the fair value calculations for the PSUs granted in 2021 to Mr. Rush assumed a payout at 120%, which was the probable outcome of the applicable performance conditions as of December 31, 2022, compared to the grant date fair value calculations of such PSUs, which assumed a payout at target, and (ii) for 2021 CAP, the fair value calculations for PSUs granted in 2020 assumed a payout at 200%, which was the probable outcome of the applicable performance conditions as of December 31, 2021, compared to the grant date fair value calculations of such PSUs, which assumed a payout at target. For a discussion of the assumptions used to estimate the fair value of stock awards, please refer to the “Stock-Based Compensation” in Notes 2 and 10 to the Consolidated Financial Statements of the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022.

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    51

Executive Compensation and Other Information

4.	Dave Flitman was appointed as President effective January 1, 2021, and as Chief Executive Officer effective April 1, 2021. The amount for 2021 reflects Mr. Flitman’s total compensation in 2021.
5.
Chad Crow served as President and Chief Executive Officer during the entirety of 2020, and as Chief Executive Officer from January 1, 2021 to March 31, 2021, and thereafter continued to serve as a consultant to the Company. The amount for 2021 reflects Mr. Crow’s total compensation for 2021.

6.
The
non-PEO
NEOs in 2022 were Peter Jackson, Executive Vice President and Chief Financial Officer, Scott Robins, President – West Division, Mike Hiller, President – Central Division, and Tim Johnson, Executive Vice President, General Counsel and Corporate Secretary.

7.
The
non-PEO
NEOs in 2021 were Peter Jackson, Executive Vice President and Chief Financial Officer, Scott Robins, President – West Division, Mike Farmer, President – Commercial Operations, and Tim Johnson, Executive Vice President, General Counsel and Corporate Secretary.

8.
The
non-PEO
NEOs in 2020 were Peter Jackson, Senior Vice President and Chief Financial Officer, Scott Robins, Senior Vice President and Chief Operating Officer – West, Dave Rush, Senior Vice President and Chief Operating Officer – East, and Don McAleenan, Senior Vice President and General Counsel.

9.	Pro forma net income for the twelve months ended December 31, 2020 of Builders FirstSource, Inc. and BMC Stock Holdings, Inc.
10.	Pro forma Adjusted EBITDA for the twelve months ended December 31, 2020 of Builders FirstSource, Inc. and BMC Stock Holdings, Inc.
11.
We selected the S&P 600
®
Building Products Index (referred to herein as the “Index”) as our peer group for purposes of this disclosure. We also use the Index for purposes of the performance graph required by Item 201 of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2022.

52

Builders FirstSource, Inc.
  |  2023 Proxy Statement

Executive Compensation and Other Information

Relationships Between Compensation Paid and Company Performance

Total Shareholder Return
The graph below presents, for the cumulative period from January 1, 2020 — December 31, 2022, the relationship between the CAP to our CEO and the average CAP to our other NEOs and each of the Company’s TSR and the TSR of the Index.

As demonstrated by the graph above, CAP to our CEOs and the average CAP to our other NEOs is aligned with the Company’s TSR and the TSR of the Index. The Company’s TSR increased by 155.3% over the reporting period, outperforming the Index by 122.6% over the same period. Although no individual served as CEO during the entire reporting period, the correlation between TSR performance and CEO CAP is most effectively represented by Mr. Crow’s CAP in 2021. In 2021, the Company’s TSR outperformed the TSR of the Index from the prior year by 85.2% and Mr. Crow’s CAP increased 109.6% during that same period, primarily due to the high proportion of variable pay at risk for Mr. Crow that year and the relatively high year-end
closing stock price in 2021. Additionally, while the Company’s TSR performance decreased 24.3% from 2021 to 2022 and the TSR performance of the Index decreased by 16.4% during that period, Mr. Flitman saw a negative CAP in 2022 as a result of the PSUs and RSUs he forfeited upon his departure from the Company in late 2021. Finally, because Mr. Rush was appointed interim CEO on November 18, 2022, his CAP does not follow any TSR trends of the Company or the Index.
During the reporting period, average CAP to the other NEOs increased 80.3% in the aggregate. CAP to the CEOs and to the other NEOs was highest among the reporting periods when the Company achieved its highest year-end
closing stock price in 2021, which correlates to the high proportion of variable pay at risk for the CEOs and the other NEOs as mentioned above. Conversely, CAP to the CEO and the other NEOs decreased in 2022 due to the slowing housing market and commodity deflation that resulted in the Company’s lower closing stock price in 2022. While CAP to the CEOs was subject to deviations primarily due to having three different CEOs over the reporting period, the average CAP to the other NEOs is generally aligned with the Company’s TSR and the TSR of the Index.

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    53

Executive Compensation and Other Information

Net Income and Adjusted EBITDA
The graph below presents, for each of the years ended December 31, 2022, 2021 and 2020, the relationship between the CAP to our CEOs and the average CAP to our other NEOs and each of the Company’s net income and Adjusted EBITDA.

Because we had multiple CEOs throughout the reporting period, trends between CEO CAP during the reporting period do not align with the increasing Adjusted EBITDA throughout the reporting period. However, as demonstrated by the graph above, CAP to our other NEOs generally aligns with the Company’s Adjusted EBITDA. Adjusted EBITDA increased by 308.3% during that period, and average CAP to the other NEOs increased 80.3% in the aggregate during that same period.
The Compensation Committee did not use net income as a metric for purposes of determining or paying compensation during 2022, 2021 or 2020. While changes in CAP to our CEO may not align with trends in net income because we had multiple CEOs throughout the reporting period, CAP to our other NEOs are generally aligned with improvements in net income. Net income increased by 466.8% over the reporting period (255.7% in 2021 and 59.4% in 2022). During the reporting period, average CAP to the other NEOs increased 80.3% in the aggregate. Net income, particularly in 2021, was significantly impacted by a number of factors, including high commodity inflation, a robust housing market, and increased gross margin.
List of Most Important Financial Performance Measures
The following table lists the most important financial performance measures used in 2022 to link CAP to our CEO and our other NEOs to the Company’s performance. The financial performance measures and the non-financial
performance measure are not ranked in order of importance. See “
Compensation Discussion
 & Analysis — Elements of our Compensation Program
” for applicable definitions of each metric and a discussion of the application of these measures in determining the compensation of our CEO and our other NEOs.

Performance Metric	Financial or Non-Financial

Adjusted EBITDA	Financial

Return on Invested Capital (“ROIC”)	Financial

TSR	Financial

Working Capital	Financial

54

Builders FirstSource, Inc.
  |  2023 Proxy Statement

Proposal 2 — Advisory Vote on Executive Compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, this proposal provides stockholders with an opportunity to cast a non-binding, advisory vote on the 2022 compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject, or abstain from voting with respect to our fiscal 2022 executive compensation program.

At the 2022 annual meeting of stockholders, over 93% of the shares represented at the meeting in person or by proxy and entitled to vote were voted in support of the Corporation’s compensation program. At the 2017 annual meeting of stockholders, the Corporation’s stockholders selected, on a non-binding, advisory basis, an annual vote for the frequency at which the Corporation should include a say on pay vote in its proxy statement for stockholder consideration. In light of this result and other factors considered by the Board, the Board determined that the Corporation will hold say on pay votes every year. The next required non-binding, advisory vote on the frequency of such votes will be held at the 2023 annual meeting of stockholders, as described in Proposal 3 below.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our 2022 executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business.

Our compensation program is intended to:

•	Provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent,

•	Provide incentives to our executive officers to achieve key financial objectives set by the Board,

•	Provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program,

•	Align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards, and

•	Emphasize direct pay components such as cash and equity and avoid indirect compensation such as benefits and perquisites that are not available to employees generally.

This proposal allows our stockholders to express their opinions regarding the decisions of the Board and the Compensation Committee on the annual compensation for the NEOs in 2022. This advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Corporation’s executive compensation program with the interests of the Corporation and its stockholders. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote on this proposal at the annual meeting.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board. The Compensation Committee and the Board will consider the outcome of the vote when setting future compensation arrangements for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2022 EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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Proposal 3 — Advisory Vote on Frequency of Advisory Votes on Compensation of Named Executive Officers

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act, in addition to the advisory vote on our 2022 executive compensation program, we are also seeking an advisory, non-binding recommendation from our stockholders as to the frequency with which stockholders will have an opportunity in the future to provide an advisory vote on our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two, or three years or abstaining. In keeping with current practice, we recommend that our stockholders select a frequency of once every year, or an annual vote.

Although the advisory vote is non-binding, the Board and the Compensation Committee will consider the results of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY YEAR” ON PROPOSAL 3.

56    Builders FirstSource, Inc.  |  2023 Proxy Statement

Compensation Committee Interlocks and Insider Participation

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, Messrs. Christophe, Milgrim, and O’Leary served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time. None of the members of the Compensation Committee had any relationship with the Corporation during the last fiscal year that would require disclosure under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.

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Certain Relationships and Related Party Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions, including our Chief Accounting Officer) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments, is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.

Additionally, the Corporation has adopted a Related Party Transaction Policy that sets forth the process by which the Audit Committee will review certain related party transactions between the Corporation and its executive officers, directors, and greater than five percent beneficial owners, and their immediate family members, and the Corporation.

The Corporation’s By-laws provide that no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders.

Certain members of the Corporation’s Board of Directors serve on the board of directors for one of our suppliers, PGT Innovations, Inc. The Corporation purchases building materials from PGT Innovations, Inc. in the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties. We anticipate that such purchases will continue in the foreseeable future. In addition, a member of the Board was an executive officer of one of our customers, Ashton Woods USA, L.L.C. until December 31, 2022. Sales to Ashton Woods USA. L.L.C. made up less than 1% of our net sales in 2022.

58    Builders FirstSource, Inc.  |  2023 Proxy Statement

Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners

SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership, as of April 14, 2023, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of April 14, 2023 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 14, 2023, including upon the exercise of options and conversion of restricted stock units. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he or she has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage Ownership of Shares Beneficially Owned(3)
The Vanguard Group, Inc.(4)	14,440,688	11.1%
BlackRock, Inc.(5)	14,134,803	10.9%
Wellington Management Group LLP(6)	13,209,468	10.2%
FMR LLC(7)	10,979,530	8.5%
Paul S. Levy(8)(9)	1,166,539	*
David E. Rush	109,362	*
Mark A. Alexander(9)	37,884	*
Cory J. Boydston(9)	34,192	*
Dirkson R. Charles(9)	4,267	*
Cleveland A. Christophe(9)	40,443	*
W. Bradley Hayes(9)	23,515	*
Brett N. Milgrim(9)	74,330	*
James O’Leary(9)	80,870	*
Craig A. Steinke(9)	121,472	*
David E. Flitman	309,324	*
Michael C. Hiller	17,867	*
Peter M. Jackson	144,827	*
Timothy D. Johnson	31,379	*
Scott L. Robins	95,889	*
Directors, Director Nominees, and Executive Officers as a group (19 persons)	2,402,125	1.9%

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Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners

*	Percentage does not exceed one percent of the total outstanding class.
1.

Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 and 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023.

2.

The number of shares beneficially owned by each person or group as of April 14, 2023 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 14, 2023, including upon the exercise of stock options and conversion of restricted stock units.

3.

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 129,799,063 shares of Common Stock outstanding on April 14, 2023 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of April 14, 2023, including upon the conversion of restricted stock units.

4.

The Vanguard Group, Inc., a Pennsylvania corporation, reported shared voting power over 79,507 shares of Common Stock, sole dispositive power over 14,209,860 shares of Common Stock, and shared dispositive power over 230,828 shares of Common Stock. No one person’s interest in the Common Stock is more than five percent of the total outstanding Common Stock. The information in the foregoing table and in this footnote is based on the ownership information reported on the Schedule 13G filed by The Vanguard Group, as last amended by Amendment No. 8 on March 10, 2023. The business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

5.

BlackRock, Inc., a Delaware corporation, reported sole voting power over 13,458,479 shares of Common Stock and sole dispositive power over 14,134,803 shares of Common Stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd are subsidiaries of BlackRock, Inc. that acquired the Common Stock, of which BlackRock Fund Advisors reported individually owning more than five percent of the outstanding Common Stock. The information in the foregoing table and in this footnote is based on the ownership information reported on the Schedule 13G filed by BlackRock, Inc., as last amended by Amendment No. 1 on January 24, 2023. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

6.

Wellington Management Group LLP, a Massachusetts limited liability partnership, reported shared voting power over 11,162,814 shares of Common Stock and shared dispositive power over 13,209,461 shares of Common Stock. No one person’s interest in the Common Stock is more than five percent of the total outstanding Common Stock. Pursuant to Item 3 classification, the following entities beneficially own shares of Common Stock: Wellington Group Holdings LLP, Wellington Investment Advisors LLP and Wellington Management Global Holdings, Ltd. (each a holding company), and Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd, and Wellington Management Australia Pty Ltd (each an investment adviser, and collectively the “Wellington Investment Advisers”). The shares of Common Stock are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The information in the foregoing table and in this footnote is based on the ownership information reported on the Schedule 13G filed by Wellington Management Group LLP, as last amended by Amendment No. 1 on February 6, 2023. The business address for Wellington Management Group LLP is 280 Congress Street, Boston Massachusetts 02210.

7.

FMR LLC, a Delaware limited liability company, reported sole voting power over 10,979,530 shares of Common Stock and sole dispositive power over 10,979,530 shares of Common Stock. Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR LLC, has sole dispositive power over 10,979,530 shares of Common Stock. Pursuant to Item 3 classification, the following entities beneficially own shares of Common Stock: FIAM LLC, Fidelity Diversifying Solutions LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, and Strategic Advisers LLC, of which Fidelity Management & Research Company LLC reported individually owning more than five percent of the outstanding Common Stock. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The information in the foregoing table and in this footnote is based on the ownership information reported on the Schedule 13G filed by FMR LLC, as last amended by Amendment No. 3 on February 9, 2023. The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

8.	The business address for Mr. Levy is 440 Royal Palm Way, Suite 206, Palm Beach, Florida 33408.
9.

Includes 2,722 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.

60    Builders FirstSource, Inc.  |  2023 Proxy Statement

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2022.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,070,598(1)	$ 10.41(2)	7,952,912(3)
Equity compensation plans not approved by security holders	17,850(4)	$ 3.15	—
Total	2,088,119	$ 9.41(2)	7,952,912

1.

Includes (i) 112,243 shares to be issued upon exercise of options granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan, the Builders FirstSource, Inc. 2007 Incentive Plan, and the Builders FirstSource, Inc. 2014 Incentive Plan and (ii) 1,958,026 shares to be issued upon the full vesting of restricted stock units granted under the 2014 Incentive Plan. The 2005 Equity Incentive Plan was approved by the Corporation’s stockholders in June 2005. The Corporation’s stockholders approved the 2007 Incentive Plan in May 2007 and reapproved the plan in January 2010. The 2014 Incentive Plan was approved by the Corporation’s stockholders in May 2014 and reapproved by the Corporation’s stockholders in May 2016. The Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “BMC 2013 Plan”) was assumed by the 2014 Incentive Plan on January 4, 2021 pursuant to the Registration Statement on Form S-8 filed by the Company with the SEC on such date. The 2005 Equity Incentive Plan expired in June 2015, and the 2007 Incentive Plan expired in May 2017, but such expirations will not adversely affect any awards issued under either plan prior to their expiration. It is assumed that the maximum number of shares will be issued on payout for RSUs that contain variable payout provisions. If it is assumed that shares will be issued at the target vesting amount for outstanding RSUs with variable payout provisions, an additional 542,749 shares would be included in the shares available for future issuance under the 2014 Incentive Plan.

2.	Restricted stock units are excluded from the calculation of weighted average exercise price.
3.

Securities available for future awards pursuant to the 2014 Incentive Plan, which was approved by the Corporation’s stockholders in May 2014 and reapproved in May 2016, including the shares assumed under the BMC 2013 Plan. Under our 2014 Incentive Plan, the Corporation is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards, and cash-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2014 Incentive Plan (including the BMC 2013 Plan) as of December 31, 2022 was 15,152,523, subject to adjustment as provided by the plan. All 15,152,523 shares under the 2014 Incentive Plan may be made subject to options, SARs, or stock-based awards. The 6,652,523 shares assumed under the BMC 2013 Plan may only be issued to participants who were not Builders FirstSource employees on the Merger Effective Date.

4.

Includes securities to be issued upon exercise of options under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering in June 2005. No further grants will be made under this plan.

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Proposal 4 — Ratification of Selection of Independent Registered Public Accounting Firm

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Corporation’s independent registered public accounting firm (the “auditors”) for the year ending December 31, 2023. As a matter of effective corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PwC will be present at the annual meeting, have the opportunity to make a statement if they desire to do so, and be available to answer appropriate questions.

If the stockholders do not ratify the appointment of PwC, the selection of auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PwC for fiscal years 2022 and 2021.

	2022	2021
Audit fees(1)	$5,075,000	$5,840,000
Audit-related fees(2)	8,362	754,150
Tax fees(3)	884,880	547,180
Total PwC fees	$5,968,242	$7,141,330

1.

Audit fees of PwC for 2022 and 2021 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, the review of filings made with the SEC, preparation of comfort letters, and work on registration statements.

2.	Audit-related fees of PwC for 2022 and 2021 include assistance with due diligence in connection with the Corporation’s acquisition of BMC Stock Holdings, Inc. and other acquisitions and transactions.
3.

Tax fees for 2022 and 2021 include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.

The Audit Committee determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PwC. PwC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2021 or 2022.

The Audit Committee has the sole and direct authority to engage, appoint, and replace our auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PwC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before PwC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such auditors (of which approval should be made after receiving input from the Corporation’s management, if desired). Approval of

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Proposal 4 — Ratification of Selection of Independent Registered Public Accounting Firm

audit and permitted non-audit services will be made by the Audit Committee as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its chair for services subject to the policy, provided that the estimated fees for any such proposed pre-approved services do not exceed $500,000 in the aggregate and the services are not specifically prohibited by the Pre-Approval Policy. The Chair of the Audit Committee must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chair of the Audit Committee, will determine whether services are eligible for general pre-approval. The Pre-Approval Policy sets out certain audit, audit-related, and tax services that have the general pre-approval of the Audit Committee for an amount not to exceed $500,000. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amount.

As a result, the Audit Committee or its designee approved 100% of all services performed by PwC on behalf of the Corporation and its subsidiaries in 2022.

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Proposal 5 — Adopt Greenhouse Gas Emissions Reduction Targets

PROPOSAL 5 — ADOPT GREENHOUSE GAS EMISSIONS REDUCTION TARGETS

Whereas: The physical impacts of climate change are predicted to create systemic risks to the economy, necessitating immediate, sharp greenhouse gas emissions (GHGs) reductions aligned with limiting temperature rise to 1.5 degrees Celsius. Up to 10 percent of total global economic value is projected to be lost by 2050 under current emissions trajectories.

As a provider of forestry products and construction services, Builders FirstSource (BLDR) is vulnerable to the physical, operational, and supply chain risks caused by climate change. With increases in the severity of hurricanes, heat waves, wildfires, and droughts, BLDR’s wood product supply may be disrupted, and according to its 2021 10-K, climate impacts could “reduce or delay construction activity” and, more generally, “adversely impact our financial condition, operating results, and cash flows.”

Wood products contribute significantly to deforestation and forest degradation, which are responsible for approximately 15 percent of global greenhouse gas emissions. In 2021, 42.3 percent of BLDR’s net sales were derived from selling lumber and lumber sheet goods. However, the Corporation has yet to fully account for emissions linked to the harvesting and manufacturing of wood products or for any emissions originating from its full value chain (i.e., scope 3 emissions). To date, BLDR has not set or committed to set a GHG emissions reduction target.

By contrast, peer companies, Lowe’s and Home Depot, have committed to set net zero by 2050 science based GHG emissions reduction targets covering scopes 1-3 emissions by 2024. Further, both companies publicly report their emissions through the CDP, a global disclosure platform used by more than 13,000 companies.

Given last year’s 87.6 percent vote in support of this proposal, proponents believe the Corporation has a responsibility to implement the core elements of the proposal by committing to set and then setting science-based GHG goals that cover scopes 1-3 emissions and align with a 1.5 degrees Celsius scenario.

Resolved: Shareholders request that Builders FirstSource adopt short-, medium-, and long-term science-based GHG reduction targets, inclusive of emissions from its full value chain, in order to achieve net-zero emissions by 2050 or sooner and to effectuate appropriate emissions reductions prior to 2030.

Supporting Statement: Proponents defer to management’s discretion but suggest that actions meaningful to shareholders may include:

•	Considering approaches used by advisory groups such as the Science Based Targets initiative;

•

Committing to set near-, medium-, and long-term science-based GHG reduction targets; incorporating all GHG Protocol-defined sources of scope 3 emissions and aligning with a 1.5 degrees Celsius scenario by the end of 2023 and setting targets by the end of 2025;

•	Enhancing climate risk disclosure by reporting through CDP Climate Change and Forests questionnaires;

•	Within the Corporation’s operations, disclosing efforts and strategies for setting goals to source renewable energy and transition to zero emission vehicles.

Statement from the Board of Directors in Opposition of the Stockholder Proposal

Our Board has carefully considered this proposal and, for the reasons set forth below, believes the proposal is unnecessary and not in the best interests of the Corporation and its stockholders and unanimously recommends a vote “AGAINST” this proposal.

The Board believes that the stockholder proposal is unnecessary given (1) the significant work that the Corporation has taken in this area to position itself to set meaningful GHG reduction targets for Scope 1 and Scope 2 emissions and (2) its commitment to set such targets no later than 2025 as requested in the proposal. Furthermore, given that Scope 3 emissions analyses are evolving, particularly for wood products, it is premature to commit to Scope 3 emissions reduction goals. The Board believes that a phased approach with respect to

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Proposal 5 – Adopt Greenhouse Gas Emissions Reduction Targets

Scope 3 emissions will allow the Corporation to provide more meaningful data without exposing the Corporation to unnecessary risk.

Background and Commitment to Set Future GHG Emission Reduction Targets No Later than 2025

We and our Board take the issue of climate change seriously and also share the proponent’s desire for us to set reduction targets as soon as possible. We have invested, and continue to invest, significant time, effort and resources to be in a position to set meaningful Scope 1 and Scope 2 greenhouse gas (“GHG”) emission reduction targets no later than 2025.

When the proponent submitted last year’s virtually identical stockholder proposal, we were still in the beginning stages of evaluating and improving our climate change strategy. We had also recently completed a merger of equals transaction, which required us to harmonize two systems to enable us to efficiently and accurately collect our GHG emissions data.    Since the closing of this transformative transaction, we have worked diligently to establish processes to quantify our Scope 1 and Scope 2 GHG emissions, including engaging third-party advisors and licensing technology solutions. As a result of these efforts, we will disclose our Scope 1 and Scope 2 GHG emissions for the first time in our 2023 Corporate Social Responsibility (CSR) report expected to be released in May. This quantification and disclosure is the foundation upon which our reduction targets will be set.

In order to set realistic GHG emission reduction targets, we must analyze our Scope 1 and Scope 2 emissions data and assess what short-, mid- and long-term reduction targets are achievable and best align with science-based GHG reduction targets. We have also accelerated the automation of our data collection processes with respect to Scope 1 and Scope 2 GHG emissions, which will enable more accurate year-over-year comparisons and GHG emission reporting. Basing emission reduction targets on reliable and accurate data ensures that, like all company goals, they are meaningful, credible and obtainable.

As a result of our significant progress since last year’s annual meeting, we are committing to set short-, mid- and long-term reduction targets for Scope 1 and Scope 2 emissions no later than 2025.

Scope 3 Emissions

We are in the early stages of determining and analyzing our Scope 3 GHG emissions. We are engaging with suppliers on data collection and monitoring developments on how to account for Scope 3 emissions in our industry. However, we believe that the proponent’s suggestion that our emissions reduction targets include Scope 3 emissions by 2025 is premature.

The processes and methodologies for calculating Scope 3 emissions (and validating targets in respect thereof) are not well established and continue to evolve. In particular, even the GHG Protocol is developing a Land Sector and Removals Guidance to provide the needed accurate and consistent accounting standard to quantify GHG emissions from land use and land use change. Until the GHG Protocol Land Sector and Removals Guidance is finalized, it is not reasonable to expect us to “fully account for emissions linked to the harvesting and manufacturing of wood products” or to set Scope 3 targets.

Stockholder and Proponent Engagement on Sustainability Initiatives

We have conducted significant stockholder outreach related to our sustainability initiatives, including the steps we are taking to position us to set meaningful GHG emissions targets. These engagement efforts have allowed us to better understand our stockholders’ priorities, perspectives and concerns with respect to these initiatives. Based on these engagement efforts, we believe that our stockholders recognize our progress, and generally support our deliberate, data-driven, and thoughtful approach to these matters. We also have met multiple times with the proponent to hear its perspective and share our progress in these areas, including discussions of resources committed to achieve our sustainability goals.

FOR THE REASONS OUTLINED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

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Stockholder Proposals

STOCKHOLDER PROPOSALS

Proposals to be included in Next Year’s Proxy Statement

Pursuant to SEC Rule 14a-8, any stockholder proposal for business other than director nominations to be considered for inclusion in next year’s Proxy Statement and acted upon at next year’s annual meeting must be received by the Corporate Secretary not later than January 6, 2024 and must comply with the other requirements set forth in SEC Rule 14a-8.

Director nominations to be considered for inclusion in next year’s Proxy Statement and acted upon at next year’s annual meeting must be received no earlier than one hundred twenty (120) days (February 15, 2024) and no later than ninety (90) days (March 16, 2024) prior to the anniversary date of the immediately preceding annual meeting and must comply with the other requirements of our By-laws; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice of the nomination must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Proposals not to be included in Next Year’s Proxy Statement

Our By-laws also establish advance notice procedures with regard to stockholder proposals or director nominations that are not submitted for inclusion in the in the Proxy Statement but that a stockholder instead wishes to present directly at the annual meeting.

For all proposals of business other than director nominations to be considered at next year’s annual meeting but not included in the Proxy Statement, notice must be received no earlier than one hundred twenty (120) days (February 15, 2024) and no later than ninety (90) days (March 16, 2024) prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

A formal nomination by a stockholder of a candidate for election as a director to be considered at next year’s annual meeting but not included in the Proxy Statement must be in writing and received by our Corporate Secretary no earlier than one hundred twenty (120) days (February 15, 2024) and no later than ninety (90) days (March 16, 2024) prior to the anniversary of this year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

In addition to satisfying the deadlines under the advance notice provisions of our By-laws described above, a stockholder who intends to solicit proxies pursuant to SEC Rule 14a-19 in support of nominees submitted under the advance notice provisions of our By-laws must provide notice to the Corporate Secretary regarding such intent no later than April 15, 2024.

General Requirements

Each proposal submitted must be a proper subject for stockholder action at the meeting, and all proposals and nominations must comply with the applicable requirements of our By-laws. All proposals and nominations must be submitted to: Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023. The stockholder proponent must appear in person to present the proposal or nomination at the meeting or send a

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Stockholder Proposals

qualified representative to present such proposal or nomination. If a stockholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of SEC Rule 14a-8 or our By-laws, the stockholder will not be permitted to present the proposal or nomination for a vote at the meeting.

A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023.

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Reduce Printing and Mailing Costs

REDUCE PRINTING AND MAILING COSTS

To reduce the expenses of delivering duplicate Notices and proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one Notice or set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and received only one Notice or set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 prior to May 8, 2023 or 6031 Connection Drive, Suite 400, Irving, Texas 75039 on or after May 8, 2023. For future annual meetings, you may request a separate Notice or set of proxy materials, or request that we send only one Notice or set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2022 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

Stockholders of Record. If you vote on the internet at www.proxypush/BLDR.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

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Other Matters

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth in the Notice, on the proxy card, and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Timothy D. Johnson

Corporate Secretary

April 28, 2023

Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of

Builders FirstSource, Inc. © 2023 Builders FirstSource, Inc. All rights reserved.

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YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/BLDR • Cast your vote online • Have your Proxy Card ready P.O. BOX 8016, CARY, NC 27512-9903 • Follow the simple instructions to record your vote PHONE Call 1-866-490-6854 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Builders FirstSource, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 17, 2023 TIME: Wednesday, June 14, 2023 9:00 AM, Central Time PLACE: 6031 Connection Drive Irving, TX 75039 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Timothy D. Johnson and Peter M. Jackson (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Builders FirstSource, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Builders FirstSource, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 4 AGAINST ON PROPOSAL 5 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR AGAINST ABSTAIN 1.01 Paul S. Levy FOR P2 P2 P2 1.02 Cory J. Boydston FOR P3 P3 P3 1.03 James O’Leary FOR P4 P4 P4 1.04 Craig A. Steinke FOR P5 P5 P5 FOR AGAINST ABSTAIN 2. Advisory vote on the compensation of the named executive officers FOR P6 P6 P6 1YR 2YR 3YR ABSTAIN 3. Advisory vote on the frequency of advisory votes on the compensation of named 1 YEAR executive officers P7 P7 P7 P7 FOR AGAINST ABSTAIN 4. Ratification of PricewaterhouseCoopers LLP as our independent registered public FOR accounting firm P8 P8 P8 5. Stockholder proposal regarding greenhouse gas emissions reduction targets AGAINST P9 P9 P9 Check here if you would like to attend the meeting in person. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date